                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM U-13-60

                                  ANNUAL REPORT

                                 FOR THE PERIOD

              BEGINNING AUGUST 1, 2000 AND ENDING DECEMBER 31, 2000


                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF


                            XCEL ENERGY SERVICES INC.
                        (Exact Name of Reporting Company)


                          A SUBSIDIARY SERVICE COMPANY
                           ("Mutual" or "Subsidiary")



                       Date of Incorporation April 2, 1997
                                             -------------

    State or Sovereign Power under which Incorporated or Organized: Delaware


  Location of Principal Executive Offices of Reporting Company: Minneapolis, MN


      Name, title, and address of officer to whom correspondence concerning this report should be addressed:

David E. Ripka       Vice President and Controller   800 Nicollet Mall Minneapolis, MN 55402
    (Name)                    (Title)                                  (Address)

         Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                                XCEL ENERGY INC.

                      INSTRUCTIONS FOR USE OF FORM U-13-60


1. TIME OF FILING. --Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. NUMBER OF COPIES. --Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3. PERIOD COVERED BY REPORT. --The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. REPORT FORMAT. --Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5. MONEY AMOUNTS DISPLAYED. --All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (210.3-01(b)).

6. DEFICITS DISPLAYED. --Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X,210.3-01(c))

7. MAJOR AMENDMENTS OR CORRECTIONS. --Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. DEFINITIONS. --Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. ORGANIZATION CHART. --The service company shall submit with each annual report a copy of its current organization chart.

10. METHODS OF ALLOCATION. --The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED. --The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                     Schedule or           Page
Description of Schedules and Accounts                              Account Number         Number
-------------------------------------                              --------------         ------
Comparative Balance Sheets                                         Schedule I               3-4

Service Company Property                                           Schedule II                5

Accumulated Provision for Depreciation and Amortization
  of Service Company Property                                      Schedule III               6

Investments                                                        Schedule IV                7

Accounts Receivable from Associate Companies                       Schedule V              8-8a

Fuel Stock Expenses Undistributed                                  Schedule VI                9

Stores Expense Undistributed                                       Schedule VII               9

Miscellaneous Current and Accrued Assets                           Schedule VIII             10

Miscellaneous Deferred Debits                                      Schedule IX               10

Research, Development, or Demonstration Expenditures               Schedule X                10

Proprietary Capital                                                Schedule XI               11

Long-Term Debt                                                     Schedule XII              12

Current and Accrued Liabilities                                    Schedule XIII             13

Notes to Financial Statements                                      Schedule XIV          14-14e

Comparative Income Statement                                       Schedule XV           15-15c

Analysis of Billing - Associate Companies                          Account 457               16

Analysis of Billing - Nonassociate Companies                       Account 458               17

Analysis of Charges for Service - Associate and
  Nonassociate Companies                                           Schedule XVI          18-18d

Schedule of Expense by Department or Service Function              Schedule XVII         19-19f

Departmental Analysis of Salaries                                  Account 920               20

Outside Services Employed                                          Account 923           21-21a

Employee Pensions and Benefits                                     Account 926               22

General Advertising Expenses                                       Account 930.1             23


                                                                        Page 2a

                                                                     Schedule or           Page
Description of Schedules and Accounts                              Account Number         Number
-------------------------------------                              --------------         ------
Miscellaneous General Expenses                                     Account 930.2             23

Rents                                                              Account 931              23a

Taxes Other Than Income Taxes                                      Account 408               24

Donations                                                          Account 426.1         25-25a

Other Deductions                                                   Account 426.5             26

Notes to Statements of Income                                      Schedule XVIII            27



                  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS


Organization Chart                                                                           28

Methods of Allocation                                                                    29-29a

Annual Statement of Compensation for Use of Capital Billed                                   30

Signature Clause                                                                             31

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      SCHEDULE I--COMPARATIVE BALANCE SHEET
                             (thousands of dollars)


                                                                                                DECEMBER 31,
ACCOUNT  ASSETS AND OTHER DEBITS                                                          2000               1999
-------  -----------------------                                                     ---------------    --------------
         SERVICE COMPANY PROPERTY
  101    Service company property                                    (Schedule II)   $             -    $            -
  107    Construction work in progress                               (Schedule II)             8,249                 -
                                                                                     ---------------    --------------
                  Total Property                                                               8,249                 -
                                                                                     ---------------    --------------

  108    Less accumulated provision for depreciation and
         amortization of service company property                    (Schedule III)                -                 -
                                                                                     ---------------   ---------------
                  Net Service Company Property                                                 8,249                 -
                                                                                     ---------------   ---------------

         INVESTMENTS
  123    Investments in associate companies                          (Schedule IV)                 -                 -
  124    Other Investments                                           (Schedule IV)                 -                 -
                                                                                     ---------------   ---------------
                  Total Investments                                                                -                 -
                                                                                     ---------------   ---------------

         CURRENT AND ACCRUED ASSETS
  131    Cash                                                                                  2,918                 -
  134    Special deposits                                                                          -                 -
  135    Working funds                                                                            10                 -
  136    Temporary cash investments                                  (Schedule IV)                 -                 -
  141    Notes receivable                                                                          -                 -
  143    Accounts receivable                                                                     281                 -
  144    Accumulated provision for uncollectable accounts                                          -                 -
  146    Accounts receivable from associate companies                (Schedule V)             86,284                 -
  152    Fuel stock expenses undistributed                           (Schedule VI)                 -                 -
  154    Materials and supplies                                                                    -                 -
  163    Stores expense undistributed                                (Schedule VII)                -                 -
  165    Prepayments                                                                          58,054                 -
  174    Miscellaneous current and accrued assets                    (Schedule VIII)               -                 -
                                                                                     ---------------    --------------
                  Total Current and Accrued Assets                                           147,547                 -
                                                                                     ---------------    --------------

         DEFERRED DEBITS
  181    Unamortized debt expense                                                                  -                 -
  184    Clearing accounts                                                                       633                 -
  186    Miscellaneous deferred debits                               (Schedule IX)             6,520                 -
  188    Research, development, or demonstration expenditures        (Schedule X)                  -                 -
  190    Accumulated deferred income taxes                                                         -                 -
                                                                                     ---------------   ---------------
                  Total Deferred Debits                                                        7,153                 -
                                                                                     ---------------   ---------------

                  TOTAL ASSETS AND OTHER DEBITS                                      $       162,949    $            -
                                                                                     ===============    ==============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      SCHEDULE I--COMPARATIVE BALANCE SHEET
                             (thousands of dollars)


                                                                                                      DECEMBER 31,
ACCOUNT   LIABILITIES AND PROPRIETARY CAPITAL                                                   2000              1999
-------   -----------------------------------                                              -------------     -------------
          PROPRIETARY CAPITAL
   201    Common stock issued                                           (Schedule XI)      $           -     $           -
   211    Miscellaneous paid-in-capital                                 (Schedule XI)                  1                 -
   215    Appropriated retained earnings                                (Schedule XI)                  -                 -
   216    Unappropriated retained earnings                              (Schedule XI)                  -                 -
                                                                                           -------------     -------------
                   Total Proprietary Capital                                                           1                 -
                                                                                           -------------     -------------

          LONG-TERM DEBT
   223    Advances from associate companies                             (Schedule XII)                 -                 -
   224    Other long-term debt                                          (Schedule XII)                 -                 -
   225    Unamortized premium on long-term debt                                                        -                 -
   226    Unamortized discount on long-term debt-debit                                                 -                 -
                                                                                           -------------     -------------
                   Total Long-Term Debt                                                                -                 -
                                                                                           -------------     -------------

          CURRENT AND ACCRUED LIABILITIES
   231    Notes payable                                                                                -                 -
   232    Accounts payable                                                                        66,547                 -
   233    Notes payable to associate companies                          (Schedule XIII)           35,125                 -
   234    Accounts payable to associate companies                       (Schedule XIII)                -                 -
   236    Taxes accrued                                                                            1,246                 -
   237    Interest accrued                                                                             -                 -
   238    Dividends declared                                                                           -                 -
   241    Tax collections payable                                                                  1,813                 -
   242    Miscellaneous current and accrued liabilities                 (Schedule XIII)           30,420                 -
                                                                                           -------------     -------------
                   Total Current and Accrued Liabilities                                         135,151                 -
                                                                                           -------------     -------------

          DEFERRED CREDITS AND OTHER NON-CURRENT LIABILITIES
   228    Accumulated provision for pension and benefits                                           8,473                 -
   253    Other deferred credits                                                                  13,793                 -
   255    Accumulated deferred investment tax credits                                                  -                 -
                                                                                           -------------     -------------
                   Total Deferred Credits and Other Non-current Liabilities                       22,266                 -
                                                                                           -------------     -------------

   283    ACCUMULATED DEFERRED INCOME TAXES                                                        5,531                 -
                                                                                           -------------     -------------

                   TOTAL LIABILITIES AND PROPRIETARY CAPITAL                               $     162,949     $           -
                                                                                           =============     =============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                    For the Five Months Ended December 31, 2000

                      SCHEDULE II--SERVICE COMPANY PROPERTY
                             (thousands of dollars)

                                                    BALANCE AT                        RETIREMENTS       OTHER            BALANCE
                                                    BEGINNING                             OR           CHANGES          AT CLOSE
          DESCRIPTION                               OF PERIOD         ADDITIONS         SALES            (1)            OF PERIOD
          -----------                            ----------------   ------------    --------------   ------------    --------------
SERVICE COMPANY PROPERTY

Account
   301    Organization                           $              -   $          -    $            -   $          -    $            -
   303    Miscellaneous intangible plant                        -              -                 -              -                 -
   304    Land and land rights                                  -              -                 -              -                 -
   305    Structures and improvements                           -              -                 -              -                 -
   306    Leasehold improvements                                -              -                 -              -                 -
   307    Equipment (2)                                         -              -                 -              -                 -
   308    Office furniture and equipment                        -              -                 -              -                 -
   309    Automobiles, other vehicles and                       -              -                 -              -                 -
          related garage equipment                              -              -                 -              -                 -
   310    Aircraft and airport equipment                        -              -                 -              -                 -
   311    Other service company property (3)                    -              -                 -              -                 -
                                                 ----------------   ------------    --------------   ------------    --------------
          SUB-TOTAL                                             -              -                 -              -                 -
   107    Construction work in progress (4)                 1,013          7,236                 -              -             8,249
                                                 ----------------   ------------    --------------   ------------    --------------
          TOTAL                                  $          1,013   $      7,236    $            -   $          -    $        8,249
                                                 ================   ============    ==============   ============    ==============

(1)  Provide an explanation of those changes considered material: None


(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year: None


(3)  Describe other service company property: None


(4) Describe construction work in progress: The balance at December 31, 2000 represents the purchase of an aircraft and hydraulic power unit for aircraft maintenance.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

              SCHEDULE III--ACCUMULATED PROVISION FOR DEPRECIATION
                  AND AMORTIZATION OF SERVICE COMPANY PROPERTY
                             (thousands of dollars)

                                               BALANCE AT        ADDITIONS         RETIREMENTS           OTHER          BALANCE
                                               BEGINNING        TO ACCOUNT             OR               CHANGES         AT CLOSE
DESCRIPTION                                    OF PERIOD            403               SALES               (1)           OF PERIOD
-----------                                 ---------------    --------------   -----------------   --------------   --------------
Account
     301   Organization                     $             -    $            -   $               -   $            -    $           -
     303   Miscellaneous intangible plant                 -                 -                   -                -                -
     304   Land and land rights                           -                 -                   -                -                -
     305   Structures and improvements                    -                 -                   -                -                -
     306   Leasehold improvements                         -                 -                   -                -                -
     307   Equipment                                      -                 -                   -                -                -
     308   Office furniture and equipment                 -                 -                   -                -                -
     309   Automobiles, other vehicles and
           related garage equipment                       -                 -                   -                -                -
     310   Aircraft and airport equipment                 -                 -                   -                -                -
     311   Other service company property                 -                 -                   -                -                -
                                            ---------------    --------------   -----------------   --------------    -------------
           TOTAL                            $             -    $            -   $               -   $            -    $           -
                                            ===============    ==============   =================   ==============    =============

(1)  Provide an explanation of those changes considered material:  None

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                            SCHEDULE IV--INVESTMENTS
                             (thousands of dollars)


INSTRUCTIONS:  Complete the following schedule concerning investments.

Under Account 124, "Other Investments", state each investment separately, with description, including the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments", list each investment separately.


                                                                       BALANCE AT               BALANCE AT
                                                                       BEGINNING                   CLOSE
ACCOUNT               ASSETS AND OTHER DEBITS                          OF PERIOD                 OF PERIOD
----------            -----------------------                      -------------------     -------------------
       123            Investment in associate companies            $                 -     $                 -

       124            Other investments                                              -                       -

       136            Temporary cash investments                                     -                       -
                                                                   -------------------     -------------------
                                                           TOTAL   $                 -     $                 -
                                                                   ===================     ===================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

            SCHEDULE V--ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                             (thousands of dollars)

INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                                                      BALANCE AT                 BALANCE AT
                                                                                      BEGINNING                    CLOSE
                                     DESCRIPTION                                      OF PERIOD                  OF PERIOD
                                     -----------                                -----------------------     -------------------
Account 146 -- Accounts Receivable from Associate Companies

          Xcel Energy Inc.                                                      $                 5,167     $            17,970
          NC Enterprises, Inc.                                                                        8                       -
          Xcel Energy-Cadence, Inc.                                                                  31                       -
          Cheyenne Light, Fuel and Power Company                                                    239                     319
          1480 Welton, Inc.                                                                          43                      41
          Public Service Company of Colorado                                                     22,672                  17,480
          P.S.R. Investments, Inc.                                                                   18                      30
          e prime, inc.                                                                             106                     270
          Xcel Energy International Inc.                                                            203                   1,507
          Natural Station Equipment LLC                                                             554                     482
          Fuel Resources Development Co., a dissolved corporation                                     1                       1
          PS Colorado Credit Corporation                                                             67                      50
          WestGas InterState, Inc.                                                                    1                      11
          Utility Engineering Corporation                                                         4,434                   6,733
          Quixx Corporation                                                                         539                     531
          Quixx Power Services, Inc.                                                                190                     124
          Southwestern Public Service Company                                                     7,791                   9,703
          The Planergy Group, Inc.                                                                1,114                   1,293
          Xcel Energy Communications Group Inc.                                                      11                       8
          Xcel Energy WYCO Inc.                                                                      46                      61
          WYCO Development LLC                                                                        -                     (36)
          NRG Energy, Inc.                                                                            -                    (547)
          Viking Gas Transmission Company                                                             -                      92
          Eloigne Company                                                                             -                      99
          First Midwest Auto Park, Inc.                                                               -                     (21)
          United Power & Land Company                                                                 -                       1
          Seren Innovations, Inc.                                                                     -                     311
          Ultra Power Technologies, Inc.                                                              -                       1
          Energy Masters International, Inc.                                                          -                     165
          Black Mountain Gas Company                                                                  -                      96
          Natrogas, Incorporated                                                                      -                      88
          Northern States Power Company (Minnesota)                                                   -                  23,092
          Northern States Power Company (Wisconsin)                                                   -                   5,575
          Xcel Energy-Centrus, Inc.                                                                 329                     754
                                                                                -----------------------     -------------------

                                                                        TOTAL   $                43,564     $            86,284
                                                                                =======================     ===================



                                                                        Page 8a
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

            SCHEDULE V--ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                             (thousands of dollars)


INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                                                        TOTAL
                                                                                       PAYMENTS
                                                                                 -------------------
Analysis of Convenience or Accommodation Payments:
          Public Service Company of Colorado                                     $             5,689
          Southwestern Public Service Company                                                    234
          Cheyenne Light, Fuel and Power Company                                                  25
          Xcel Energy Inc.                                                                       208
                                                                                 -------------------

                                                              TOTAL PAYMENTS     $             6,156
                                                                                 ===================

          The majority of convenience payments relate to facility services.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                 SCHEDULE VI--FUEL STOCK EXPENSES UNDISTRIBUTED
                             (thousands of dollars)

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" list below give an overall report of the fuel functions performed by the service company.


                             DESCRIPTION                           LABOR               EXPENSE               TOTAL
                             -----------                     -----------------    -----------------    -----------------
Account 152 -- Fuel Stock Expenses Undistributed             $               -    $               -    $               -
                                                             -----------------    -----------------    -----------------

                                                     TOTAL   $               -    $               -    $               -
                                                             =================    =================    =================

Summary:  None


                   SCHEDULE VII--STORES EXPENSE UNDISTRIBUTED

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to stores expenses during the year and indicate amount attributable to each associate company.

                             DESCRIPTION                           LABOR               EXPENSE               TOTAL
                             -----------                     -----------------    -----------------    -----------------
Account 163 -- Stores Expenses Undistributed                 $               -    $               -    $               -
                                                             -----------------    -----------------    -----------------

                                                     TOTAL   $               -    $               -    $               -
                                                             =================    =================    =================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

             SCHEDULE VIII--MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                             (thousands of dollars)

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                                                  BALANCE AT               BALANCE AT
                                                                                  BEGINNING                   CLOSE
                                        DESCRIPTION                               OF PERIOD                 OF PERIOD
                                        -----------                           -------------------      ------------------
Account 174 -- Miscellaneous Current and Accrued Assets                       $                 -      $                -
                                                                              -------------------      ------------------

                                                                      TOTAL   $                 -      $                -
                                                                              ===================      ==================


                   SCHEDULE IX--MISCELLANEOUS DEFERRED DEBITS
                             (thousands of dollars)

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

                                                                                  BALANCE AT              BALANCE AT
                                                                                  BEGINNING                  CLOSE
                                        DESCRIPTION                               OF PERIOD                OF PERIOD
                                        -----------                           -------------------      ------------------
Account 186 -- Miscellaneous Deferred Debits
          Prepaid pension                                                                   4,147                   6,520
                                                                              -------------------      ------------------

                                                                      TOTAL   $             4,147      $            6,520
                                                                              ===================      ==================

         SCHEDULE X--RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
                             (thousands of dollars)

INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

                                                                                  BALANCE AT              BALANCE AT
                                                                                  BEGINNING                  CLOSE
                                        DESCRIPTION                               OF PERIOD                OF PERIOD
                                        -----------                           -------------------     ------------------
Account 188 -- Research, Development, or Demonstration
          Expenditures                                                        $                 -     $                -
                                                                              -------------------     ------------------

                                                                      TOTAL   $                 -     $                -
                                                                              ===================     ==================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                        SCHEDULE XI--PROPRIETARY CAPITAL
                  (thousands of dollars, except per share data)

                                                                        OUTSTANDING AT
                                                       PAR OR           CLOSE OF PERIOD
                                     NUMBER OF         STATED           ---------------
ACCOUNT                                SHARES          VALUE        NUMBER         TOTAL
NUMBER        CLASS OF STOCK         AUTHORIZED      PER SHARE     OF SHARES       AMOUNT
-------       --------------         ----------      ---------     ---------       ------
 201       COMMON STOCK ISSUED            1,000          $0.01         1,000       $    -


INSTRUCTIONS: Classify amounts in each account with a brief explanation, disclosing the general nature of transactions which give rise to the amounts.

DESCRIPTION                                                                 AMOUNT
-----------                                                           -------------------
Account 211 -- Miscellaneous Paid-In Capital                          $                 1

Account 215 -- Appropriated Retained Earnings                                           -
                                                                      -------------------
                                                              TOTAL   $                 1
                                                                      ===================

INSTRUCTIONS: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owned or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.


                                               BALANCE AT                                                     BALANCE
                                               BEGINNING            NET INCOME          DIVIDENDS             AT CLOSE
DESCRIPTION                                    OF PERIOD            OR (LOSS)              PAID               OF PERIOD
-----------                                ----------------    -----------------    -----------------    ------------------
Account 216 -- Unappropriated
              Retained Earnings            $              -    $               -    $               -    $                -
                                           ----------------    -----------------    -----------------    ------------------
                                   TOTAL   $              -    $               -    $               -    $                -
                                           ================    =================    =================    ==================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                          SCHEDULE XII--LONG-TERM DEBT
                             (thousands of dollars)

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes and advances on open accounts. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.



                             TERM OF OBLIGATION                                                    BALANCE AT
                               CLASS & SERIES           DATE OF       INTEREST        AMOUNT       BEGINNING
NAME OF CREDITOR                OF OBLIGATION           MATURITY        RATE        AUTHORIZED     OF PERIOD    ADDITIONS
----------------------  ----------------------------  ------------  ------------  -------------   -----------   ---------
Account 223 - Advances From Associate Companies:                                  $           -   $         -   $       -

Account 224 - Other Long-Term Debt:                                                           -             -           -
                                                                                  -------------   -----------   ---------
                                  TOTAL                                           $           -   $         -   $       -
                                                                                  =============   ===========   =========

                                                                      BALANCE
                                                      DEDUCTIONS      AT CLOSE
                                                          (1)         OF PERIOD
                                                      ----------   -------------
Account 223 - Advances From Associate Companies:      $        -   $           -

Account 224 - Other Long-Term Debt:                            -               -
                                                      ----------   -------------
                                  TOTAL               $        -   $           -
                                                      ==========   =============

   (1) Give an explanation of deductions: None

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                 SCHEDULE XIII--CURRENT AND ACCRUED LIABILITIES
                             (thousands of dollars)

INSTRUCTIONS: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                                                      BALANCE AT              BALANCE AT
                                                                                      BEGINNING                  CLOSE
                         DESCRIPTION                                                  OF PERIOD                OF PERIOD
                         -----------                                             -------------------     ------------------
Account 233 -- Notes Payable to Associate Companies
          Notes Payable - Xcel Energy Inc.                                       $            55,125     $           35,125
                                                                                 -------------------     ------------------

                                                                         TOTAL   $            55,125     $           35,125
                                                                                 ===================     ==================

Account 234 -- Accounts Payable to Associate Companies
          Accounts Payable - Xcel Energy Inc.                                    $               (86)    $                -
          Accounts Payable - Cheyenne Light, Fuel and Power Company                                1                      -
          Accounts Payable - Public Service Company of Colorado                                    6                      -
          Accounts Payable - Quixx Corporation                                                     -                      -
          Accounts Payable - Southwestern Public Service Company                                 262                      -
                                                                                 -------------------     ------------------

                                                                         TOTAL   $               183     $                -
                                                                                 ===================     ==================

Account 242 -- Miscellaneous Current and Accrued Liabilities
          Accrued Vacation Liability                                             $             7,708     $           11,900
          Supplemental Executive Retirement Plan                                                 852                    852
          Payroll                                                                               (847)                 1,053
          Current  Liability - Outstanding Accounts Payable checks                             9,759                 16,615
                                                                                 -------------------     ------------------

                                                                         TOTAL   $            17,472     $           30,420
                                                                                 ===================     ==================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                  Schedule XIV - NOTES TO FINANCIAL STATEMENTS

INSTRUCTIONS: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND FINANCIAL STATEMENT PRESENTATION

         Xcel Energy Services Inc. (XES or the Company), is a wholly-owned subsidiary of Xcel Energy Inc. (Xcel Energy). XES is the service company for Xcel Energy and its subsidiaries and began its operations effective Aug. 1, 2000. XES provides a variety of administrative, management, engineering, construction, environmental and support services. XES provides its services to Xcel Energy and its subsidiaries, at cost, pursuant to service agreements approved by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA). The majority of the services performed by XES for Xcel Energy and its subsidiaries is provided to Xcel Energy's four major operating utilities, Northern States Power Company, a Minnesota corporation (NSP-Minnesota), Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), Public Service Company of Colorado (PSCo) and Southwestern Public Service Company (SPS).

         On Aug. 18, 2000, New Century Energies, Inc. (NCE) and Northern States Power Co. (NSP) merged and formed Xcel Energy (the Merger). As part of the Merger, NSP 1) transferred its existing utility operations that were being conducted directly by NSP at the parent company level to a newly formed subsidiary, NSP-Minnesota and 2) changed its name to Xcel Energy as the surviving holding company in the Merger. Xcel Energy, a Minnesota corporation, is a registered holding company under the PUHCA. Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. The Merger was structured as a tax-free, stock-for-stock exchange for shareholders of both companies (except for fractional shares), and accounted for as a pooling-of-interests.

     New Century Services, Inc. (NCS) was the service company for NCE for the period prior to the Merger. See the separately filed Annual Report on Form U-13-60 for NCS covering the period from Jan. 1, 2000 to July 31, 2000.

REGULATION

         XES is subject to regulation by the SEC under the PUHCA. XES' accounting policies conform to generally accepted accounting principles. XES maintains its accounts in accordance with the Uniform System of Accounts Prescribed for Public Utilities and Licensees subject to the Provisions of the Federal Power Act promulgated by the Federal Energy Regulatory Commission.

MANAGEMENT ESTIMATES

         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE DISCLOSURE

         The carrying amount of financial instruments approximates fair value. Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                                       Page 14a

INCOME TAXES

         The Company's operations are included in the consolidated Federal income tax return of Xcel Energy. The allocation of income tax consequences to the Company, including alternative minimum tax, is calculated under a parent company policy which provides that benefits or liabilities created by the Company, computed on a separate return basis, will be allocated to (and paid to or by) the Company to the extent the benefits are usable or additional liabilities are incurred in Xcel Energy's consolidated tax returns. Deferred taxes are provided on temporary differences between the financial accounting and tax bases of assets and liabilities using the tax rates which are in effect at the balance sheet date (see Note 6).

STOCK-BASED COMPENSATION

         The Company uses the intrinsic value based method of accounting for its stock-based compensation plan.

2.   COMMON STOCK

         XES is authorized to issue 1,000 shares of Common Stock at a par value of one cent ($0.01) per share. As of Dec. 31, 2000, all shares of common stock were issued and held by Xcel Energy.

3.   SHORT-TERM BORROWING ARRANGEMENTS

         At Dec. 31, 2000, Xcel Energy had $800 million in credit facilities with several banks: a $400 million facility expiring Nov. 9, 2001 and a $400 million facility expiring Nov. 9, 2005. The Board of Directors has authorized the Company to borrow directly from Xcel Energy. At Dec. 31, 2000, intercompany borrowings outstanding totaled approximately $35 million at a weighted average interest rate of 6.99%.

4.   COMMITMENTS AND CONTINGENCIES

LEASING PROGRAMS

         The Company made payments for leases of various facilities used in the normal course of business. The majority of the operating leases are under a leasing program that has initial noncancelable terms of one year, while the remaining leases have various terms. These leases may be renewed or replaced. No material restrictions exist in these leasing agreements concerning dividends, additional debt, or further leasing. Rental expense for the five months ended Dec. 31, 2000 was approximately $4.4 million.

         Estimated future minimum lease payments at Dec. 31, 2000 are as follows (in thousands of dollars):

                     2001                    $   6,504
                     2002                        5,887
                     2003                        5,955
                     2004                        5,546
                     2005                        4,916
                     All years thereafter        4,901

                                                                       Page 14b

SERVICE AGREEMENTS

         In 2000, XES entered into a service agreement with IBM Global Services to manage most of XES's information technology systems and network infrastructure. The contract extends through December 2011. This amended service agreement provides the Company more flexibility as to the amount, type and quality of service provided by IBM Global Services.

         For the five months ended Dec. 31, 2000, XES payments to IBM Global Services were approximately $51 million. At Dec. 31, 2000, the total estimated remaining commitment under this agreement is approximately $943 million, with estimated annual payments ranging from $75 million to $113 million.

CONTRACTS

         NCS entered into a purchase agreement in September 1997 with Bombardier Aerospace to acquire a certain aircraft. The purchase price was approximately $8.2 million. A $0.5 million deposit was paid in September 1997, an additional $0.5 million was paid in September 1999. The balance of $7.2 million was paid in January 2001. The agreement was assigned to XES as part of the Merger. The aircraft is expected to be sold to BLC Leasing in April 2001 and leased back to XES.

5. EMPLOYEE BENEFITS

PENSIONS

         The Company participates in various tax qualified noncontributory defined benefit pension plans which cover substantially all Xcel Energy employees. At Dec. 31, 2000, there were 15,243 Xcel Energy employees (including 2,219 Company employees) participating in these plans. Xcel Energy, as the plan sponsor, has overall responsibility for directly allocating such costs of each individual plan to each of the participating employers. This allocation was determined by the plans' actuary based on benefit obligations for active participants. Benefits are based on a combination of years of service, the employee's average pay and Social Security benefits.

         Xcel Energy's policy is to fully fund into an external trust the actuarially determined pension costs recognized for ratemaking and financial reporting purposes, subject to the limitations of applicable employee benefit and tax laws. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities.

         Summary information of the actuarially computed benefit obligation, plan assets, funded status and prepaid pension asset for the Xcel Energy Plans at Dec. 31, 2000 and 1999, is presented in the following table (in thousands).

                                                                           2000                   1999
                                                                       -------------          -----------
Benefit obligation..............................................       $   2,254,138          $ 2,170,627
Fair value of plan assets.......................................           3,689,157            3,763,293
                                                                       -------------          -----------
Funded status: Plan assets exceed
    benefit obligations.........................................       $   1,435,019          $ 1,592,666
                                                                       =============          ===========
Xcel Energy prepaid pension asset...............................       $     225,134          $   135,737
                                                                       =============          ===========

                                                                        Page 14c

         The Company's net periodic pension credit for the five months ended Dec. 31, 2000 is $2,894,000. Significant assumptions used by the Company's actuary in the determination of these amounts are presented in the following table:

                                                                           2000                  1999
                                                                       ------------           ----------
Significant assumptions:
  Discount rate.................................................               7.75%             7.5-8.0%
  Expected long-term increase in compensation level.............                4.5%             4.0-4.5%
  Expected weighted average long-term rate of return on assets..           8.5-10.0%            8.5-10.0%

DEFINED CONTRIBUTION PLANS

         The Company participates in various defined contribution plans, which cover substantially all Xcel Energy employees. Total contributions to these plans by Xcel Energy were approximately $23 million in 2000 and $21 million in 1999.

         Xcel Energy has a leveraged ESOP that covers substantially all employees of NSP-Minnesota, NSP-Wisconsin and certain NSP employees in XES. Xcel Energy makes contributions to this noncontributory, defined contribution plan to the extent we realize a tax savings from dividends paid on certain ESOP shares. ESOP contributions have no material effect on Xcel Energy earnings because the contributions are essentially offset by the tax savings provided by the dividends paid on ESOP shares. Xcel Energy allocates leverages ESOP shares to participants when it repays ESOP loans with dividends on stock held by the ESOP.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company participates in various health and welfare plans administered by Xcel Energy. Xcel Energy has contributory health and welfare benefit plans that provide health care and death benefits to most Xcel Energy retirees. The NSP plan was terminated for nonbargaining employees retiring after 1998 and for bargaining employees after 1999. In conjunction with the 1993 adoption of SFAS No. 106 - "Employers' Accounting for Postretirement Benefits Other Than Pensions," Xcel Energy elected to amortize the unrecognized accumulated postretirement benefit obligation (APBO) on a straight-line basis over 20 years. Plan assets are held in external funding trusts and principally consist of investments in equity mutual funds, fixed income securities and cash equivalents.

         Summary information of the actuarially computed benefit obligation, plan assets, funded status and accrued benefit cost for the Xcel Energy plans at Dec. 31, 2000 and 1999, is presented in the following table (in thousands):

                                                                           2000                   1999
                                                                       -------------          -----------
Benefit obligations.............................................       $     576,727          $   533,458
Fair value of plan assets.......................................             223,266              201,767
                                                                       -------------          -----------
Funded status:  Plan benefit obligations
    exceed assets...............................................       $     353,461          $   331,691
                                                                       =============          ===========
Xcel Energy accrued benefit cost................................       $     153,253          $   132,605
                                                                       =============          ===========

                                                                       Page 14d

         The Company's net periodic postretirement benefit cost for the five months ended Dec. 31, 2000 is $601,000. Significant assumptions used by the Company's actuary in the determination of these amounts are presented in the following table:

                                                                           2000                  1999
                                                                        ----------            ----------
Significant assumptions:
  Discount rate...................................................            7.75%              7.5-8.0%
  Expected weighted average long-term rate of return on assets ...         8.0-9.5%              8.0-9.5%

     The assumed health care cost trend rate in 2000 is approximately 7.5%, decreasing gradually to 5.5% in 2004 and remaining level thereafter. A 1% increase in the assumed health care cost trend rate will increase the Company's total accumulated benefit obligation by approximately $1,747,000 and the service and interest cost components of net periodic postretirement benefit costs by approximately $165,000. A 1% decrease in the assumed health care cost trend rate will decrease the Company's total accumulated benefit obligation by approximately $1,523,000 and the service and interest cost components of net periodic postretirement benefit costs by approximately $144,000.

6.  INCOME TAXES

         The provision for income taxes for the five months ended Dec. 31, 2000 consist of the following (in thousands of dollars):


Current income taxes:                                                    2000
                                                                      ----------
         Federal                                                       $  (1,312)
         State                                                                81
                                                                      ----------
                Total current income taxes                                (1,231)
                                                                      ----------

Deferred income taxes:
         Federal                                                           1,317
         State                                                               209
                                                                      ----------
              Total deferred income taxes                                  1,526
                                                                      ----------

Total provision for income taxes                                       $     295
                                                                      ==========

         A reconciliation of the statutory U.S. income tax rate and the effective tax rates for the five months ended Dec. 31, 2000 follows (in thousands of dollars, except percentages):

                                                         2000
                                                 -----------------
Tax computed at U.S. statutory rate on
         pre-tax accounting income               $  103         35%
Increase (decrease) in tax from:
         State income taxes, net of Federal
              income tax benefit                    189         64
         Non-deductible business meals              168         57
         Other                                     (165)       (56)
                                                 ------       ----
                  Total income taxes             $  295        100%
                                                 ======       ====

                                                                       Page 14e

         The tax effects of significant temporary differences representing deferred tax liabilities and assets are as follows (in thousands):

                                                     2000
                                                 --------------
Deferred income tax liabilities:
  Information systems charges                    $        8,614
  Rent adjustments                                        1,438
  Incentive compensation                                    413
  Other                                                      59
                                                 --------------
     Total                                               10,524
                                                 --------------

Deferred income tax assets:
  Pension related costs                                   1,139
  Postretirement benefit costs                            3,815
  Vacation liability                                         39
  Incentive compensation                                      -
                                                 --------------
     Total                                                4,993
                                                 --------------

Net deferred income tax liability                $        5,531
                                                 ==============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

INSTRUCTIONS: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                                                                               CURRENT                PRIOR
ACCOUNT             DESCRIPTION                                                                 YEAR                  YEAR
-------             -----------                                                                 ----                  ----
                    INCOME
  457               Services rendered to associate companies                             $           197,973  $                 -
  458               Services rendered to nonassociate companies                                            -                    -
  421               Miscellaneous income and loss                                                          -                    -
                                                                                         -------------------  -------------------
                                                                            TOTAL INCOME             197,973                    -
                                                                                         -------------------  -------------------

                    EXPENSES
  500               Operation supervision and engineering                                                668                    -
  501               Fuel                                                                                   8                    -
  502               Steam expenses                                                                       177                    -
  505               Electric expenses                                                                      2                    -
  506               Miscellaneous steam power expenses                                                 3,134                    -
  510               Maintenance supervision and engineering                                              646                    -
  511               Maintenance of structures                                                              1                    -
  512               Maintenance of boiler plant                                                           34                    -
  513               Maintenance of electric plant                                                         98                    -
  514               Maintenance of miscellaneous steam plant                                             108                    -
  517               Supervision and engineering-nuclear power generation                                   5                    -
  520               Steam expenses-nuclear power generation                                                7                    -
  523               Electric expense-nuclear power generation                                              -                    -
  524               Nuclear power expenses                                                               248                    -
  528               Maintenance and supervision-nuclear power generation                                  75                    -
  530               Maintenance of reactor-nuclear power generation                                       29                    -
  531               Nuclear power generation-electric plant                                               14                    -
  535               Operation supervision and engineering                                                  5                    -
  537               Hydraulic expenses                                                                     3                    -
  538               Electric expenses                                                                      1                    -
  539               Miscellaneous hydraulic power generation expenses                                     81                    -
  541               Maintenance supervision and engineering                                                3                    -
  543               Maintenance of reservoirs, dams and waterways                                          1                    -
  545               Maintenance of miscellaneous hydro plant                                               7                    -
  546               Operation supervision and engineering                                                 20                    -
  548               Generation expenses                                                                   67                    -
  549               Miscellaneous other power generation expenses                                         92                    -
  551               Maintenance supervision and engineering                                               34                    -
  552               Maintenance of structures                                                              -                    -
  553               Maintenance of generating and electric plant                                          21                    -
  554               Maintenance of miscellaneous power generation plant                                    1                    -
  556               System control and load dispatching                                                   64                    -
  557               Miscellaneous production expenses                                                  1,997                    -
  560               Operation supervision and engineering                                                251                    -
  561               Load dispatching                                                                     827                    -
  562               Station expenses                                                                      21                    -
  563               Overhead line expenses                                                               170                    -

                                                                        Page 15a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

                                                                                               CURRENT                PRIOR
ACCOUNT             DESCRIPTION                                                                 YEAR                  YEAR
-------             -----------                                                                 ----                  ----
  566               Miscellaneous transmission expenses                                                  351                     -
  568               Maintenance supervision and engineering                                               33                     -
  571               Maintenance of overhead lines                                                         87                     -
  572               Maintenance of underground lines-electric transmission                                 3                     -
  573               Maintenance of miscellaneous transmission plant                                       39                     -
  580               Operation supervision and engineering                                                324                     -
  581               Load dispatching                                                                      79                     -
  582               Station expenses                                                                     182                     -
  583               Overhead line expenses                                                                16                     -
  584               Underground line expenses                                                             29                     -
  585               Street lighting and signal system expenses                                             1                     -
  586               Meter expenses                                                                       112                     -
  587               Customer installation expenses                                                        30                     -
  588               Miscellaneous distribution expenses                                                1,745                     -
  590               Maintenance supervision and engineering                                               38                     -
  592               Maintenance of station equipment                                                      36                     -
  593               Maintenance of overhead lines                                                        109                     -
  594               Maintenance of underground lines                                                       4                     -
  595               Maintenance of line transformers                                                       2                     -
  596               Maintenance of street lighting and signal systems                                      2                     -
  597               Maintenance of meters                                                                  1                     -
  598               Maintenance of miscellaneous distribution plant                                       54                     -
  710               Supervision-gas manufactured                                                           7                     -
  807               Purchased gas expenses                                                               152                     -
  813               Other gas supply expenses                                                            334                     -
  814               Operation supervision and engineering                                                  5                     -
  818               Compressor station expenses                                                            6                     -
  820               Measuring and regulating station expenses                                              4                     -
  824               Other expenses                                                                         6                     -
  840               Supervision and engineering-other storage expense                                      2                     -
  841               Other storage expenses                                                                 7                     -
  850               Operation supervision and engineering                                                 52                     -
  851               System control and load dispatching                                                  384                     -
  852               Communication system expenses                                                         71                     -
  853               Compressor station labor and expenses                                                  7                     -
  856               Mains expenses                                                                        31                     -
  857               Measuring and regulating station expenses                                              2                     -
  859               Other expenses                                                                        64                     -
  861               Maintenance supervision and engineering                                                5                     -
  864               Maintenance of compressor station equipment                                            2                     -
  865               Maintenance of measuring and regulating station equipment                              1                     -
  867               Maintenance of other equipment                                                         -                     -
  870               Operation supervision and engineering                                                145                     -

                                                                        Page 15b

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

                                                                                               CURRENT                PRIOR
ACCOUNT             DESCRIPTION                                                                 YEAR                  YEAR
-------             -----------                                                                 ----                  ----
  871               Distribution load dispatching                                                        246                     -
  874               Mains and services expenses                                                           70                     -
  875               Measuring and regulating station expenses - general                                    7                     -
  876               Measuring and regulating station expenses -industrial                                  -                     -
  877               Measuring and regulating station expenses - city gate                                  5                     -
  878               Meter and house regulator expenses                                                     3                     -
  879               Customer installation expenses                                                        20                     -
  880               Other expenses                                                                       752                     -
  885               Maintenance supervision and engineering                                               47                     -
  887               Maintenance of mains                                                                   6                     -
  892               Maintenance of services                                                                6                     -
  893               Maintenance of meters and house regulators                                            15                     -
  894               Maintenance of other equipment                                                         4                     -
  901               Supervision                                                                          883                     -
  902               Meter reading expenses                                                               422                     -
  903               Customer records and collection expenses                                          14,626                     -
  904               Uncollectible accounts                                                                 2                     -
  905               Miscellaneous customer accounts expenses                                             132                     -
  907               Supervision                                                                          337                     -
  908               Customer assistance expenses                                                       1,644                     -
  909               Informational and instructional advertising expenses                                 112                     -
  910               Miscellaneous customer service and informational expenses                            848                     -
  911               Supervision                                                                          126                     -
  912               Demonstrating and selling expenses                                                 7,567                     -
  913               Advertising expense-sales                                                             14                     -
  916               Miscellaneous sales expense                                                           88                     -
  920               Salaries and wages                                                                42,104                     -
  921               Office supplies and expenses                                                      73,083                     -
  922               Administrative expenses transferred - credit                                       2,044                     -
  923               Outside services employed                                                          6,165                     -
  924               Property insurance                                                                     -                     -
  925               Injuries and damages                                                                 702                     -
  926               Employee pensions and benefits                                                    14,141                     -
  928               Regulatory commission expenses                                                        96                     -
  930.1             General advertising expenses                                                         672                     -
  930.2             Miscellaneous general expenses                                                     1,293                     -
  931               Rents                                                                              4,364                     -
  932               Maintenance of structures and equipment                                                1                     -
  935               Maintenance of general plant                                                          40                     -

                                                                       Page 15c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

                                                                                               CURRENT                PRIOR
ACCOUNT             DESCRIPTION                                                                 YEAR                  YEAR
-------             -----------                                                                 ----                  ----
  403               Depreciation and amortization expense                                                  -                     -
  408               Taxes other than income taxes                                                      3,987                     -
  409               Income taxes                                                                      (1,231)                    -
  410               Provision for deferred income taxes                                                3,585                     -
  411               Provision for deferred income taxes - credit                                      (2,059)                    -
  411.5             Investment tax credit                                                                  -                     -
  415               Revenue from merchandise jobbing and contract work                                     -                     -
  416               Expense from merchandise jobbing and contract work                                   179                     -
  417.1             Expenses of nonutility operations                                                  1,639                     -
  419               Interest and dividend income                                                           -
  426.1             Donations                                                                          2,293                     -
  426.5             Other deductions                                                                   1,324                     -
  427               Interest on long-term debt                                                             -                     -
  430               Interest on debt to associate companies                                            2,085                     -
  431               Other interest expense                                                                 -                     -
                                                                                         -------------------   -------------------
                                                                           TOTAL EXPENSE             197,973                     -
                                                                                         -------------------   -------------------

                                                                     NET INCOME OR (LOSS)$                 -   $                 -
                                                                                         ===================   ===================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                               ANALYSIS OF BILLING

                        ASSOCIATE COMPANIES--ACCOUNT 457
                             (thousands of dollars)

                                                           DIRECT              INDIRECT            COMPENSATION           TOTAL
                                                           COSTS                COSTS                 FOR USE             AMOUNT
NAME OF ASSOCIATE COMPANY                                 CHARGED              CHARGED              OF CAPITAL           BILLED
--------------------------------------------------   -------------------  -------------------  -------------------   --------------
                                                           457-1                457-2                  457-3
Public Service Company of Colorado                                51,774               18,654                  893           71,321
Southwestern Public Service Company                               22,091                7,763                  371           30,225
Cheyenne Light, Fuel and Power Company                               688                  405                   20            1,113
1480 Welton, Inc.                                                     18                  113                    4              135
e prime, inc.                                                        236                  136                   13              385
PS Colorado Credit Corporation                                        51                  127                   25              203
P.S.R. Investments, Inc.                                              81                   48                    8              137
WestGas InterState, Inc.                                              19                    1                    -               20
Quixx Corporation                                                      -                    -                    -                -
Utility Engineering Corporation                                      703                  481                   44            1,228
Xcel Energy Inc.                                                   1,642                1,109                  140            2,891
Natural Station Equipment LLC                                         43                    2                    -               45
Xcel Energy International Inc.                                       738                  151                   34              923
Xcel Energy-Cadence, Inc.                                              3                    1                    -                4
NC Enterprises, Inc.                                                   -                    -                    -                -
Public Service Company of Co. (Hayden)                               250                   24                    -              274
The Planergy Group, Inc.                                              44                  123                   12              179
Xcel Energy-Centrus, Inc.                                            356                   69                    -              425
Fuel Resources Development, Co. (dissolved)                          (10)                  12                    -                2
Public Service Company of Co. (Tri-State)                             35                    -                    -               35
Xcel Energy Communications Group Inc.                                 31                   29                    1               61
Xcel Energy WYCO Inc.                                                  9                    4                    2               15
Northern States Power  (Minnesota)                                58,969               18,891                  661           78,521
Northern States Power (Wisconsin)                                  3,025                2,436                  114            5,575
NRG Energy, Inc.                                                     384                2,387                  217            2,988
Viking Gas Transmission Company                                      142                  154                   10              306
Eloigne Company                                                      (95)                  35                    3              (57)
First Midwest Auto Park, Inc.                                         15                    6                    1               22
Reddy Kilowatt Corporation                                             3                    2                    -                5
United Power and Land Company                                          9                    8                    1               18
Seren Innovations, Inc.                                             (156)                 258                   14              116
Ultra Power Technologies, Inc.                                         4                    1                    -                5
Energy Masters International, Inc.                                   203                  304                   17              524
Black Mountain Gas Company                                            36                   56                    3               95
Natrogas, Incorporated                                                82                  139                    8              229
NRG Thermal                                                            2                    -                    -                2
NRG Elk River                                                          -                    -                    -                -
NRG Becker Ash Disposal                                                2                    -                    -                2
NRG Newport RDF                                                        1                    -                    -                1
                                                     -------------------  -------------------  -------------------   --------------
                                            TOTAL                141,428               53,929                2,616          197,973
                                                     ===================  ===================  ===================   ==============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                               ANALYSIS OF BILLING

                       NONASSOCIATE COMPANIES--ACCOUNT 458
                             (thousands of dollars)

INSTRUCTIONS: Provide a brief description of the services rendered to each nonassociate company:


NAME OF                  DIRECT          INDIRECT           COMPENSATION                             EXCESS              TOTAL
NONASSOCIATE             COSTS           COSTS                FOR USE               TOTAL              OR                AMOUNT
COMPANY                  CHARGED         CHARGED             OF CAPITAL             COST            DEFICIENCY           BILLED
-----------------   --------------  ----------------   -----------------------  --------------   -----------------   --------------
                          458-1           458-2                458-3                                  458-4

None

                                                                       Page 18
                 ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                For the Five Months Ended December 31, 2000

         SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE
                          AND NONASSOCIATE COMPANIES
                            (thousands of dollars)

INSTRUCTIONS: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.


                                                                 ASSOCIATE COMPANY CHARGES            NONASSOCIATE COMPANY CHARGE
                                                           -----------------------------------------  ---------------------------
                                                              DIRECT     INDIRECT
ACCOUNT   DESCRIPTION OF ITEMS                                 COST        COST             TOTAL                  (NONE)
-------   --------------------                             ------------ ------------   -------------
   500    Operation supervision and engineering                     618           50             668
   501    Fuel                                                        8            -               8
   502    Steam expenses                                            175            2             177
   505    Electric expenses                                           2            -               2
   506    Miscellaneous steam power expenses                      2,907          227           3,134
   510    Maintenance supervision and engineering                   602           44             646
   511    Maintenance of structures                                   1            -               1
   512    Maintenance of boiler plant                                34            -              34
   513    Maintenance of electric plant                              94            4              98
   514    Maintenance of miscellaneous steam plant                  108            -             108
   517    Supervision and engineering-nuclear power
           generation                                                 5            -               5
   520    Steam expenses-nuclear power generation                     7            -               7
   523    Electric expense-nuclear power generation                   -            -               -
   524    Nuclear power expenses                                    191           57             248
   528    Maintenance and supervision-nuclear power
           generation                                                75            -              75
   530    Maintenance of reactor-nuclear power
           generation                                                29            -              29
   531    Nuclear power generation-electric plant                    14            -              14
   535    Operation supervision and engineering                       5            -               5
   537    Hydraulic expenses                                          3            -               3
   538    Electric expenses                                           1            -               1
   539    Miscellaneous hydraulic power generation
           expenses                                                  79            2              81
   541    Maintenance supervision and engineering                     3            -               3
   543    Maintenance of reservoirs, dams and waterways               1            -               1
   545    Maintenance of miscellaneous hydro plant                    4            3               7
   546    Operation supervision and engineering                      19            1              20
   548    Generation expenses                                        67            -              67
   549    Miscellaneous other power generation expenses              91            1              92
   551    Maintenance supervision and engineering                    33            1              34
   552    Maintenance of structures                                   -            -               -
   553    Maintenance of generating and electric plant               21            -              21
   554    Maintenance of miscellaneous power
           generation plant                                           1            -               1
   556    System control and load dispatching                        64            -              64

                                                                       Page 18a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

          SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE
                        AND NONASSOCIATE COMPANIES
                             (thousands of dollars)



                                                            ASSOCIATE COMPANY CHARGES            NONASSOCIATE COMPANY CHARGE
                                                      -----------------------------------------  ---------------------------
                                                         DIRECT     INDIRECT
ACCOUNT   DESCRIPTION OF ITEMS                            COST        COST             TOTAL                  (NONE)
-------   --------------------                        ------------ ------------   -------------
  557     Miscellaneous production expenses                  1,951           46           1,997
  560     Operation supervision and engineering                242            9             251
  561     Load dispatching                                     824            3             827
  562     Station expenses                                      19            2              21
  563     Overhead line expenses                               170            -             170
  566     Miscellaneous transmission expenses                  341           10             351
  568     Maintenance supervision and engineering               23           10              33
  571     Maintenance of overhead lines                         87            -              87
  572     Maintenance of underground lines-electric
           transmission                                          3            -               3
  573     Maintenance of miscellaneous transmission
           plant                                                39            -              39
  580     Operation supervision and engineering                314           10             324
  581     Load dispatching                                      78            1              79
  582     Station expenses                                     178            4             182
  583     Overhead line expenses                                16            -              16
  584     Underground line expenses                             29            -              29
  585     Street lighting and signal system expenses             1            -               1
  586     Meter expenses                                       112            -             112
  587     Customer installation expenses                        29            1              30
  588     Miscellaneous distribution expenses                1,593          152           1,745
  590     Maintenance supervision and engineering               31            7              38
  592     Maintenance of station equipment                      36            -              36
  593     Maintenance of overhead lines                        108            1             109
  594     Maintenance of underground lines                       4            -               4
  595     Maintenance of line transformers                       2            -               2
  596     Maintenance of street lighting and
           signal systems                                        2            -               2
  597     Maintenance of meters                                  1            -               1
  598     Maintenance of miscellaneous distribution
           plant                                                54            -              54
  710     Supervision-gas manufactured                           6            1               7
  807     Purchased gas expneses                               130           22             152
  813     Other gas supply expenses                            314           20             334

                                                                      Page 18b


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

           SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE
                           AND NONASSOCIATE COMPANIES
                             (thousands of dollars)


                                                                 ASSOCIATE COMPANY CHARGES            NONASSOCIATE COMPANY CHARGE
                                                           -----------------------------------------  ---------------------------
                                                              DIRECT     INDIRECT
ACCOUNT   DESCRIPTION OF ITEMS                                 COST        COST             TOTAL                  (NONE)
-------   --------------------                             ------------ ------------   -------------
  814     Operation supervision and engineering                       5            -               5
  818     Compressor station expenses                                 6            -               6
  820     Measuring and regulating station expenses                   4            -               4
  824     Other expenses                                              6            -               6
  840     Supervision and engineering-other storage
           expense                                                    2            -               2
  841     Other storage expenses                                      5            2               7
  850     Operation supervision and engineering                      52            -              52
  851     System control and load dispatching                       308           76             384
  852     Communication system expenses                              71            -              71
  853     Compressor station labor and expenses                       7            -               7
  856     Mains expenses                                             31            -              31
  857     Measuring and regulating station expenses                   2            -               2
  859     Other expenses                                             58            6              64
  861     Maintenance supervision and engineering                     5            -               5
  864     Maintenance of compressor station equipment                 2            -               2
  865     Maintenance of measuring and reg station
           equip                                                      1            -               1
  867     Maintenance of other equipment                              -            -               -
  870     Operation supervision and engineering                     144            1             145
  871     Distribution load dispatching                             203           43             246
  874     Mains and services expenses                                69            1              70
  875     Measuring and reg station expenses - General                7            -               7
  876     Measuring and reg station expenses - Industrial             -            -               -
  877     Measuring and reg station expenses - City gate              5            -               5
  878     Meter and house regulator expenses                          3            -               3
  879     Customer installation expenses                             20            -              20
  880     Other expenses                                            707           45             752
  885     Maintenance supervision and engineering                    46            1              47
  887     Maintenance of mains                                        6            -               6
  892     Maintenance of services                                     6            -               6
  893     Maintenance of meters and house regulators                 15            -              15
  894     Maintenance of other equipment                              4            -               4

                                                                      Page 18c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

           SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE AND
                             NONASSOCIATE COMPANIES
                             (thousands of dollars)



                                                                 ASSOCIATE COMPANY CHARGES            NONASSOCIATE COMPANY CHARGE
                                                           -----------------------------------------  ---------------------------
                                                             DIRECT      INDIRECT
ACCOUNT   DESCRIPTION OF ITEMS                                COST         COST            TOTAL                  (NONE)
-------   --------------------                             ------------ ------------   ------------
   901    Supervision                                               714          169            883
   902    Meter reading expenses                                    422            -            422
   903    Customer records and collection expenses               11,410        3,216         14,626
   904    Uncollectible accounts                                      2            -              2
   905    Miscellaneous customer accounts expenses                   92           40            132
   907    Supervision                                               229          108            337
   908    Customer assistance expenses                            1,463          181          1,644
   909    Informational and instructional advertising
           expenses                                                 112            -            112
   910    Misc customer service and informational
           expenses                                                 695          153            848
   911    Supervision                                               124            2            126
   912    Demonstrating and selling expenses                      7,350          217          7,567
   913    Advertising expense-sales                                  14            -             14
   916    Miscellaneous sales expense                                88            -             88
   920    Salaries and wages                                     29,936       12,168         42,104
   921    Office supplies and expenses                           53,211       19,872         73,083
   922    Administrative expense                                  2,044            -          2,044
   923    Outside services employed                               4,954        1,211          6,165
   924    Property insurance                                          -            -              -
   925    Injuries and damages                                        -          702            702
   926    Employee pensions and benefits                              -       14,141         14,141
   928    Regulatory commission expense                              93            3             96
   930.1  General advertising expenses                              237          435            672
   930.2  Miscellaneous general expense                             192        1,101          1,293
   931    Rents                                                       -        4,364          4,364
   932    Maintenance of structures and equipment                     -            1              1
   935    Maintenance of general plant                               40            -             40
   403    Depreciation and amortization expense                       -            -              -
   408    Taxes other than income taxes                               -        3,987          3,987
   409    Income taxes                                           (1,526)         295         (1,231)
   410    Provision for deferred income taxes                     3,585            -          3,585
   411    Provision for deferred income taxes-credit             (2,059)           -         (2,059)

                                                                       Page 18d

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

          SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE AND
                             NONASSOCIATE COMPANIES
                             (thousands of dollars)





                                                                 ASSOCIATE COMPANY CHARGES            NONASSOCIATE COMPANY CHARGE
                                                           ---------------------------------------    ---------------------------
                                                              DIRECT     INDIRECT
ACCOUNT   DESCRIPTION OF ITEMS                                 COST        COST             TOTAL                  (NONE)
-------   --------------------                             -----------  ----------     -----------
  411.5   Investment tax credit                                      -           -               -
  415     Revenue from merchandise jobbing and
           contract work                                             -           -               -
  416     Expense from merchandise jobbing and
           contract work                                           135          44             179
  417.5   Expenses of nonutility operations                      1,242         397           1,639
  419     Interest and dividend income                               -           -               -
  426.1   Donations                                              1,430         863           2,293
  426.5   Other donations                                          811         513           1,324
  427     Interest on long-term debt                                 -           -               -
  431     Other interest expense                                     -           -               -
                                                           -----------  ----------     -----------
     TOTAL EXPENSES                                            130,839      65,049         195,888
                                                           -----------  ----------     -----------
          Compensation for use of equity capital                     -           -               -
  430     Interest on debt to associate companies                    -       2,085           2,085
                                                           -----------  ----------     -----------
     TOTAL COST OF SERVICE                                 $   130,839  $   67,134     $   197,973
                                                           ===========  ==========     ===========

                                                                        Page 19
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

                                                                                           DEPARTMENT OR SERVICE FUNCTION
                                                                                      -------------------------------------------

                                                                  TOTAL               EXECUTIVE   INVESTOR    INTERNAL
ACCOUNT   DESCRIPTION OF ITEMS                                   AMOUNT    OVERHEAD   MGMT SRVS   RELATIONS     AUDIT      LEGAL
-------   --------------------                                  --------   --------   ---------   ---------   ---------   -------
500       Operation supervision and engineering                 $    668   $      -    $      -    $      -    $      -   $     -
501       Fuel                                                         8          -           -           -           -         -
502       Steam expenses                                             177          -           -           -           -         -
505       Electric expenses                                            2          -           -           -           -         -
506       Miscellaneous steam power expenses                       3,134          -           -           -           -         -
510       Maintenance supervision and engineering                    646          -           -           -           -         -
511       Maintenance of structures                                    1          -           -           -           -         -
512       Maintenance of boiler plant                                 34          -           -           -           -         -
513       Maintenance of electric plant                               98          -           -           -           -         -
514       Maintenance of miscellaneous steam plant                   108          -           -           -           -         -
517       Supv and engineering-nuclear power
           generation                                                  5          -           -           -           -         -
520       Steam expenses-nuclear power generation                      7          -           -           -           -         -
523       Electric expense-nuclear power generation                    -          -           -           -           -         -
524       Nuclear power expenses                                     248          -           -           -           -         -
528       Maintenance and supv-nuclear power
           generation                                                 75          -           -           -           -         -
530       Maintenance of reactor-nuclear power
           generation                                                 29          -           -           -           -         -
531       Nuclear power generation-electric plant                     14          -           -           -           -         -
535       Operation supervision and engineering                        5          -           -           -           -         -
537       Hydraulic expenses                                           3          -           -           -           -         -
538       Electric expenses                                            1          -           -           -           -         -
539       Misc hydraulic power generation expenses                    81          -           -           -           -        10
541       Maintenance supervision and engineering                      3          -           -           -           -         -
543       Maint of reservoirs, dams and waterways                      1          -           -           -           -         -
545       Maintenance of miscellaneous hydro plant                     7          -           -           -           -         -
546       Operation supervision and engineering                       20          -           -           -           -         -
548       Generation expenses                                         67          -           -           -           -         -
549       Misc other power generation expenses                        92          -           -           -           -         -
551       Maintenance supervision and engineering                     34          -           -           -           -         -
552       Maintenance of structures                                    -          -           -           -           -         -
553       Maint of generating and electric plant                      21          -           -           -           -         -

                                                                        Page 19
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

                                                                                           DEPARTMENT OR SERVICE FUNCTION
                                                                                      -------------------------------------------

                                                                  TOTAL               EXECUTIVE   INVESTOR    INTERNAL
ACCOUNT   DESCRIPTION OF ITEMS                                   AMOUNT    OVERHEAD   MGMT SRVS   RELATIONS     AUDIT      LEGAL
-------   --------------------                                  --------   --------   ---------   ---------   ---------   -------
554       Maintenance of misc power generation plant                   1          -           -           -           -         -
556       System control and load dispatching                         64          -           -           -           -         -
557       Miscellaneous production expenses                        1,997          -           -           -           1         -
560       Operation supervision and engineering                      251          -           -           -           -         -
561       Load dispatching                                           827          -           -           -           -         -
562       Station expenses                                            21          -           -           -           -         -
563       Overhead line expenses                                     170          -           -           -           -         -
566       Miscellaneous transmission expenses                        351          -           -           -           -         -
568       Maintenance supervision and engineering                     33          -           -           -           -         -
571       Maintenance of overhead lines                               87          -           -           -           -         -
572       Maintenance of underground lines-elec
           transmission                                                3          -           -           -           -         -
573       Maint of miscellaneous transmission plant                   39          -           -           -           -         -
580       Operation supervision and engineering                      324          -           -           -           -         -
581       Load dispatching                                            79          -           -           -           -         -
582       Station expenses                                           182          -           -           -           -         -
583       Overhead line expenses                                      16          -           -           -           -         -
584       Underground line expenses                                   29          -           -           -           -         -
585       Street lighting and signal system expenses                   1          -           -           -           -         -
586       Meter expenses                                             112          -           -           -           -         -
587       Customer installation expenses                              30          -           -           -           -         -
588       Miscellaneous distribution expenses                      1,745          -           -           -           -         -
590       Maintenance supervision and engineering                     38          -           -           -           -         -
592       Maintenance of station equipment                            36          -           -           -           -         -
593       Maintenance of overhead lines                              109          -           -           -           -         -
594       Maintenance of underground lines                             4          -           -           -           -         -
595       Maintenance of line transformers                             2          -           -           -           -         -
596       Maint of street lighting and signal systems                  2          -           -           -           -         -
597       Maintenance of meters                                        1          -           -           -           -         -
598       Maint of miscellaneous distribution plant                   54          -           -           -           -         -
710       Supervision-gas manufactured                                 7          -           -           -           -         -

                                                                        Page 19
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

                                                                                           DEPARTMENT OR SERVICE FUNCTION
                                                                                      -------------------------------------------

                                                                  TOTAL               EXECUTIVE   INVESTOR    INTERNAL
ACCOUNT   DESCRIPTION OF ITEMS                                   AMOUNT    OVERHEAD   MGMT SRVS   RELATIONS     AUDIT      LEGAL
-------   --------------------                                  --------   --------   ---------   ---------   ---------   -------
807       Purchased gas expneses                                     152          -           -           -           -         -
813       Other gas supply expenses                                  334          -           -           -           -         -
814       Operation supervision and engineering                        5          -           -           -           -         -
818       Compressor station expenses                                  6          -           -           -           -         -
820       Measuring and regulating station expenses                    4          -           -           -           -         -
824       Other expenses                                               6          -           -           -           -         -
840       Supervision and engineering-other storage
           expense                                                     2          -           -           -           -         -
841       Other storage expenses                                       7          -           -           -           -         -
850       Operation supervision and engineering                       52          -           -           -           -         -
851       System control and load dispatching                        384          -           -           -           -         -
852       Communication system expenses                               71          -           -           -           -         -
853       Compressor station labor and expenses                        7          -           -           -           -         -
856       Mains expenses                                              31          -           -           -           -         -
857       Measuring and regulating station expenses                    2          -           -           -           -         -
859       Other expenses                                              64          -           -           -           -         -
861       Maintenance supervision and engineering                      5          -           -           -           -         -
864       Maint of compressor station equipment                        2          -           -           -           -         -
865       Maint of measuring and reg station equip                     1          -           -           -           -         -
867       Maintenance of other equipment                               -          -           -           -           -         -
870       Operation supervision and engineering                      145          -           -           -           -         -
871       Distribution load dispatching                              246          -           -           -           -         -
874       Mains and services expenses                                 70          -           -           -           -         -
875       Measuring and reg station exp - General                      7          -           -           -           -         -
876       Measuring and reg station exp - Industrial                   -          -           -           -           -         -
877       Measuring and reg station exp - City gate                    5          -           -           -           -         -
878       Meter and house regulator expenses                           3          -           -           -           -         -
879       Customer installation expenses                              20          -           -           -           -         -
880       Other expenses                                             752          -           -           -           -         -
885       Maintenance supervision and engineering                     47          -           -           -           -         -
887       Maintenance of mains                                         6          -           -           -           -         -

                                                                        Page 19
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

                                                                                           DEPARTMENT OR SERVICE FUNCTION
                                                                                      -------------------------------------------

                                                                  TOTAL               EXECUTIVE   INVESTOR    INTERNAL
ACCOUNT   DESCRIPTION OF ITEMS                                   AMOUNT    OVERHEAD   MGMT SRVS   RELATIONS     AUDIT      LEGAL
-------   --------------------                                  --------   --------   ---------   ---------   ---------   -------
892       Maintenance of services                                      6          -           -           -           -         -
893       Maint of meters and house regulators                        15          -           -           -           -         -
894       Maintenance of other equipment                               4          -           -           -           -         -
901       Supervision                                                883          -           -           -           -        29
902       Meter reading expenses                                     422          -           -           -           -         -
903       Customer records and collection expenses                14,626          -           -           -           -        (2)
904       Uncollectible accounts                                       2          -           -           -           -         -
905       Misc customer accounts expenses                            132          -           -           -           -         -
907       Supervision                                                337          -           -           -           -         -
908       Customer assistance expenses                             1,644          -           -           -           -         -
909       Informational/instructional advertising exp                112          -           -           -           -         -
910       Misc customer service/ informational exp                   848          -           -           -           -         -
911       Supervision                                                126          -           -           -           -         -
912       Demonstrating and selling expenses                       7,567          -           -           -           -         3
913       Advertising expense-sales                                   14          -           -           -           -         -
916       Miscellaneous sales expense                                 88          -           -           -           -         -
920       Salaries and wages                                      42,104          -       1,411         203         514     2,338
921       Office supplies and expenses                            73,083          -       1,073         627         101       848
922       Administrative expense                                   2,044          -           -           -           -         -
923       Outside services employed                                6,165          -           4          68         333       321
924       Property insurance                                           -          -           -           -           -         -
925       Injuries and damages                                       702          -           5           1           2         9
926       Employee pensions and benefits                          14,141          -         270          82         120       339
928       Regulatory commission expense                               96          -           -           -           -         -
930.1     General advertising expenses                               672          -           -           -           -         -
930.2     Miscellaneous general expense                            1,293          -         903         138           1         5
931       Rents                                                    4,364          -          75          23          35        87
932       Maintenance of structures and equipment                      1          -           -           -           -         -
935       Maintenance of general plant                                40          -           -           -           -         -
403       Depreciation and amortization expense                        -          -           -           -           -         -

                                                                        Page 19
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

                                                                                           DEPARTMENT OR SERVICE FUNCTION
                                                                                      -------------------------------------------

                                                                  TOTAL               EXECUTIVE   INVESTOR    INTERNAL
ACCOUNT   DESCRIPTION OF ITEMS                                   AMOUNT    OVERHEAD   MGMT SRVS   RELATIONS     AUDIT      LEGAL
-------   --------------------                                  --------   --------   ---------   ---------   ---------   -------
408       Taxes other than income taxes                            3,987          -          79          24          37        93
409       Income taxes                                            (1,231)         -           -           -           -         -
410       Provision for deferred income taxes                      3,585          -           -           -           -         -
411       Provision for deferred income taxes-credit              (2,059)         -           -           -           -         -
411.5     Investment tax credit                                        -          -           -           -           -         -
415       Revenue from mdse jobbing and contract work                  -          -           -           -           -         -
416       Expense from mdse jobbing and contract work                179          -           -           -           -         -
417.1     Expenses of nonutility operations                        1,639          -          15           -          96        70
419       Interest and dividend income                                 -          -           -           -           -         -
426.1     Donations                                                2,293          -          12           -           -         -
426.5     Other donations                                          1,324          -           4         130           -         5
427       Interest on long-term debt                                   -          -           -           -           -         -
430       Interest on debt to associate companies                  2,085          -           -           -           -         -
431       Other interest expense                                       -          -           -           -           -         -
                                                                --------   --------   ---------   ---------   ---------   -------
                                          TOTAL EXPENSES        $197,973   $      -   $   3,851   $   1,296   $   1,240   $ 4,155
                                                                ========   ========   =========   =========   =========   =======

                                                                       Page 19a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                         -------------------------------------------------------------------------
                                                                                                             CORP
                                                          CLAIMS        CORPORATE         EMPLOYEE         STRATEGY &   GOVERNMENT
ACCOUNT DESCRIPTION OF ITEMS                             SERVICES     COMMUNICATIONS   COMMUNICATIONS     BUS DEVELOP     AFFAIRS
------- --------------------                             --------     --------------   --------------     -----------   ----------
500     Operation supervision and engineering            $      -     $            -   $            -     $         -   $        -
501     Fuel                                                    -                  -                -               -            -
502     Steam expenses                                          -                  -                -               -            -
505     Electric expenses                                       -                  -                -               -            -
506     Miscellaneous steam power expenses                      -                 14                -               1            -
510     Maintenance supervision and engineering                 -                  -                -               -            -
511     Maintenance of structures                               -                  -                -               -            -
512     Maintenance of boiler plant                             -                  -                -               -            -
513     Maintenance of electric plant                           -                  -                -               -            -
514     Maintenance of miscellaneous steam plant                -                  -                -               -            -
517     Supv and engineering-nuclear power
         generation                                             -                  -                -               -            -
520     Steam expenses-nuclear power generation                 -                  -                -               -            -
523     Electric expense-nuclear power generation               -                  -                -               -            -
524     Nuclear power expenses                                  -                  -                -               -            -
528     Maintenance and supv-nuclear power
         generation                                             -                  -                -               -            -
530     Maintenance of reactor-nuclear power
         generation                                             -                  -                -               -            -
531     Nuclear power generation-electric plant                 -                  -                -               -            -
535     Operation supervision and engineering                   -                  -                -               -            -
537     Hydraulic expenses                                      -                  -                -               -            -
538     Electric expenses                                       -                  -                -               -            -
539     Misc hydraulic power generation expenses                -                  -                -               -            -
541     Maintenance supervision and engineering                 -                  -                -               -            -
543     Maint of reservoirs, dams and waterways                 -                  -                -               -            -
545     Maintenance of miscellaneous hydro plant                -                  -                -               -            -
546     Operation supervision and engineering                   -                  -                -               -            -
548     Generation expenses                                     -                  -                -               -            -
549     Misc other power generation expenses                    -                  -                -               -            -
551     Maintenance supervision and engineering                 -                  -                -               -            -
552     Maintenance of structures                               -                  -                -               -            -
553     Maint of generating and electric plant                  -                  -                -               -            -

                                                                       Page 19a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                         -------------------------------------------------------------------------
                                                                                                             CORP
                                                          CLAIMS        CORPORATE         EMPLOYEE         STRATEGY &   GOVERNMENT
ACCOUNT DESCRIPTION OF ITEMS                             SERVICES     COMMUNICATIONS   COMMUNICATIONS     BUS DEVELOP     AFFAIRS
------- --------------------                             --------     --------------   --------------     -----------   ----------
554     Maintenance of misc power generation plant              -                  -                -               -            -
556     System control and load dispatching                     -                  -                -               -            -
557     Miscellaneous production expenses                       -                  -                -              15            -
560     Operation supervision and engineering                   -                  -                -               -            -
561     Load dispatching                                        -                  4                -               -            -
562     Station expenses                                        -                  -                -               -            -
563     Overhead line expenses                                  -                  -                -               -            -
566     Miscellaneous transmission expenses                     -                  -                -               -            -
568     Maintenance supervision and engineering                 -                  -                -               -            -
571     Maintenance of overhead lines                           -                  -                -               -            -
572     Maintenance of underground lines-elec
         transmission                                           -                  -                -               -            -
573     Maint of miscellaneous transmission plant               -                  -                -               -            -
580     Operation supervision and engineering                   -                  -                -               -            -
581     Load dispatching                                        -                  -                -               -            -
582     Station expenses                                        -                  -                -               -            -
583     Overhead line expenses                                  -                  -                -               -            -
584     Underground line expenses                               -                  -                -               -            -
585     Street lighting and signal system expenses              -                  -                -               -            -
586     Meter expenses                                          -                  -                -               -            -
587     Customer installation expenses                          -                  -                -               -            -
588     Miscellaneous distribution expenses                     -                  2                -               -            -
590     Maintenance supervision and engineering                 -                  -                -               -            -
592     Maintenance of station equipment                        -                  -                -               -            -
593     Maintenance of overhead lines                           -                  -                -               -            -
594     Maintenance of underground lines                        -                  -                -               -            -
595     Maintenance of line transformers                        -                  -                -               -            -
596     Maint of street lighting and signal systems             -                  -                -               -            -
597     Maintenance of meters                                   -                  -                -               -            -
598     Maint of miscellaneous distribution plant               -                  -                -               -            -
710     Supervision-gas manufactured                            -                  -                -               -            -

                                                                       Page 19a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                         -------------------------------------------------------------------------
                                                                                                             CORP
                                                          CLAIMS        CORPORATE         EMPLOYEE         STRATEGY &   GOVERNMENT
ACCOUNT DESCRIPTION OF ITEMS                             SERVICES     COMMUNICATIONS   COMMUNICATIONS     BUS DEVELOP     AFFAIRS
------- --------------------                             --------     --------------   --------------     -----------   ----------
807     Purchased gas expneses                                  -                  -                -               -            -
813     Other gas supply expenses                               -                  -                -               -            -
814     Operation supervision and engineering                   -                  -                -               -            -
818     Compressor station expenses                             -                  -                -               -            -
820     Measuring and regulating station expenses               -                  -                -               -            -
824     Other expenses                                          -                  -                -               -            -
840     Supervision and engineering-other storage
         expense                                                -                  -                -               -            -
841     Other storage expenses                                  -                  -                -               -            -
850     Operation supervision and engineering                   -                  -                -               -            -
851     System control and load dispatching                     -                  -                -               -            -
852     Communication system expenses                           -                  -                -               -            -
853     Compressor station labor and expenses                   -                  -                -               -            -
856     Mains expenses                                          -                  -                -               -            -
857     Measuring and regulating station expenses               -                  -                -               -            -
859     Other expenses                                          -                  -                -               -            -
861     Maintenance supervision and engineering                 -                  -                -               -            -
864     Maint of compressor station equipment                   -                  -                -               -            -
865     Maint of measuring and reg station equip                -                  -                -               -            -
867     Maintenance of other equipment                          -                  -                -               -            -
870     Operation supervision and engineering                   -                  -                -               -            -
871     Distribution load dispatching                           -                  -                -               -            -
874     Mains and services expenses                             -                  -                -               -            -
875     Measuring and reg station exp - General                 -                  -                -               -            -
876     Measuring and reg station exp - Industrial              -                  -                -               -            -
877     Measuring and reg station exp - City gate               -                  -                -               -            -
878     Meter and house regulator expenses                      -                  -                -               -            -
879     Customer installation expenses                          -                  -                -               -            -
880     Other expenses                                          -                  -                -               -            -
885     Maintenance supervision and engineering                 -                  -                -               -            -
887     Maintenance of mains                                    -                  -                -               -            -

                                                                       Page 19a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                         -------------------------------------------------------------------------
                                                                                                             CORP
                                                          CLAIMS        CORPORATE         EMPLOYEE         STRATEGY &   GOVERNMENT
ACCOUNT DESCRIPTION OF ITEMS                             SERVICES     COMMUNICATIONS   COMMUNICATIONS     BUS DEVELOP     AFFAIRS
------- --------------------                             --------     --------------   --------------     -----------   ----------
892     Maintenance of services                                 -                  -                -               -            -
893     Maint of meters and house regulators                    -                  -                -               -            -
894     Maintenance of other equipment                          -                  -                -               -            -
901     Supervision                                             -                  -                -               -            -
902     Meter reading expenses                                  -                  -                -               -            -
903     Customer records and collection expenses               26                  -                -               -            -
904     Uncollectible accounts                                  -                  -                -               -            -
905     Misc customer accounts expenses                         -                  -                -               -            -
907     Supervision                                             -                  -                -               -            -
908     Customer assistance expenses                            -                 59                -               -            -
909     Informational/instructional advertising exp             -                112                -               -            -
910     Misc customer service/ informational exp                -                  9                -               -            -
911     Supervision                                             -                  -                -               -            -
912     Demonstrating and selling expenses                      -                  9                -               -            -
913     Advertising expense-sales                               -                  -                -               -            -
916     Miscellaneous sales expense                             -                  1                -               -            -
920     Salaries and wages                                    118              1,152                -           1,147          332
921     Office supplies and expenses                           28              1,300                -           1,338          100
922     Administrative expense                                  -                  -                -               -            -
923     Outside services employed                               -                537                -           1,862            -
924     Property insurance                                      -                  -                -               -            -
925     Injuries and damages                                    4                  5                -               4            1
926     Employee pensions and benefits                         43                299                -             252           83
928     Regulatory commission expense                           -                  -                -               -            -
930.1   General advertising expenses                            -                672                -               -            -
930.2   Miscellaneous general expense                           -                  1                -               -            -
931     Rents                                                   9                 79                -              70           23
932     Maintenance of structures and equipment                 -                  -                -               -            -
935     Maintenance of general plant                            -                  -                -               -            -
403     Depreciation and amortization expense                   -                  -                -               -            -

                                                                       Page 19a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function.
(See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                         -------------------------------------------------------------------------
                                                                                                             CORP
                                                          CLAIMS        CORPORATE         EMPLOYEE         STRATEGY &   GOVERNMENT
ACCOUNT DESCRIPTION OF ITEMS                             SERVICES     COMMUNICATIONS   COMMUNICATIONS     BUS DEVELOP     AFFAIRS
------- --------------------                             --------     --------------   --------------     -----------   ----------
408     Taxes other than income taxes                          10                 83                -              74           24
409     Income taxes                                            -                  -                -               -            -
410     Provision for deferred income taxes                     -                  -                -               -            -
411     Provision for deferred income taxes-credit              -                  -                -               -            -
411.5   Investment tax credit                                   -                  -                -               -            -
415     Revenue from mdse jobbing and contract work             -                  -                -               -            -
416     Expense from mdse jobbing and contract work             -                  -                -               -            -
417.1   Expenses of nonutility operations                       2                115                -              31            1
419     Interest and dividend income                            -                  -                -               -            -
426.1   Donations                                               -              2,200                -               -           72
426.5   Other donations                                         -                (23)               -               -        1,033
427     Interest on long-term debt                              -                  -                -               -            -
430     Interest on debt to associate companies                 -                  -                -               -            -
431     Other interest expense                                  -                  -                -               -            -
                                                         --------     --------------   --------------     -----------   ----------
                               TOTAL EXPENSES            $    240     $        6,630   $            -     $     4,794   $   1,669
                                                         ========     ==============   ==============     ===========   ==========

                                                                       Page 19b
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           -------------------------------------------------------------------------
                                                                           FACILITIES             SUPPLY CHAIN
                                                           FACILITIES &  ADMINISTRATIVE   SUPPLY     SPECIAL       HUMAN   FINANCE &
ACCOUNT DESCRIPTION OF ITEMS                               REAL ESTATE      SERVICES      CHAIN     PROGRAMS     RESOURCES  TREASURY
------- --------------------                               ------------  --------------   ------  ------------   --------- ---------
500     Operation supervision and engineering              $          1  $            -   $    4  $          -   $      84 $       -
501     Fuel                                                          -               -        -             -           -         -
502     Steam expenses                                                -               -        -             -           -         -
505     Electric expenses                                             -               -        -             -           1         -
506     Miscellaneous steam power expenses                           17               -        -             -         646         -
510     Maintenance supervision and engineering                       -               -        -             -          84         -
511     Maintenance of structures                                     -               -        -             -           1         -
512     Maintenance of boiler plant                                   -               -        -             -           -         -
513     Maintenance of electric plant                                 -               -        -             -           -         -
514     Maintenance of miscellaneous steam plant                      -               -        -             -           -         -
517     Supv and engineering-nuclear power generation                 -               -        -             -           -         -
520     Steam expenses-nuclear power generation                       -               -        -             -           -         -
523     Electric expense-nuclear power generation                     -               -        -             -           -         -
524     Nuclear power expenses                                        -               -        -             -         192         -
528     Maintenance and supv-nuclear power generation                 -               -        -             -           -         -
530     Maintenance of reactor-nuclear power generation               -               -        -             -           -         -
531     Nuclear power generation-electric plant                       -               -        -             -           -         -
535     Operation supervision and engineering                         -               -        -             -           -         -
537     Hydraulic expenses                                            -               -        -             -           -         -
538     Electric expenses                                             -               -        -             -           -         -
539     Misc hydraulic power generation expenses                      -               -        -             -           2         -
541     Maintenance supervision and engineering                       -               -        -             -           -         -
543     Maint of reservoirs, dams and waterways                       -               -        -             -           -         -
545     Maintenance of miscellaneous hydro plant                      -               -        -             -           7         -
546     Operation supervision and engineering                         -               -        -             -           1         -
548     Generation expenses                                           -               -        -             -           -         -
549     Misc other power generation expenses                          -               -        -             -           1         -
551     Maintenance supervision and engineering                       -               -        -             -           -         -
552     Maintenance of structures                                     -               -        -             -           -         -
553     Maint of generating and electric plant                        -               -        -             -           -         -


                                                                       Page 19b
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           -------------------------------------------------------------------------
                                                                           FACILITIES             SUPPLY CHAIN
                                                           FACILITIES &  ADMINISTRATIVE   SUPPLY     SPECIAL       HUMAN   FINANCE &
ACCOUNT DESCRIPTION OF ITEMS                               REAL ESTATE      SERVICES      CHAIN     PROGRAMS     RESOURCES  TREASURY
------- --------------------                               ------------  --------------   ------  ------------   --------- ---------
554     Maintenance of misc power generation plant                    -               -        -             -           -         -
556     System control and load dispatching                           -               -        -             -           -         -
557     Miscellaneous production expenses                             -               -        -             -           -        19
560     Operation supervision and engineering                         -               -        -             -           -         -
561     Load dispatching                                              -               -        -             -           5         -
562     Station expenses                                              -               -        -             -           -         -
563     Overhead line expenses                                        -               -        -             -           -         -
566     Miscellaneous transmission expenses                           -               -        -             -           -         -
568     Maintenance supervision and engineering                       -               -        -             -           -         -
571     Maintenance of overhead lines                                 -               -        -             -           -         -
572     Maintenance of underground lines-elec transmission            -               -        -             -           -         -
573     Maint of miscellaneous transmission plant                     -               -        -             -           -         -
580     Operation supervision and engineering                         -               -        1             -           -         -
581     Load dispatching                                              -               -        -             -           -         -
582     Station expenses                                              -               -        -             -           -         -
583     Overhead line expenses                                        -               -        -             -           -         -
584     Underground line expenses                                     -               -        -             -           -         -
585     Street lighting and signal system expenses                    -               -        -             -           -         -
586     Meter expenses                                                -               -        -             -           -         -
587     Customer installation expenses                                -               -        -             -           -         -
588     Miscellaneous distribution expenses                           3              15        3             -         420         -
590     Maintenance supervision and engineering                       -               -        1             -           -         -
592     Maintenance of station equipment                              -               -        -             -           -         -
593     Maintenance of overhead lines                                 -               -        -             -           -         -
594     Maintenance of underground lines                              -               -        -             -           -         -
595     Maintenance of line transformers                              -               -        -             -           -         -
596     Maint of street lighting and signal systems                   -               -        -             -           -         -
597     Maintenance of meters                                         -               -        -             -           -         -
598     Maint of miscellaneous distribution plant                     -               -        -             -           -         -
710     Supervision-gas manufactured                                  -               -        -             -           -         -


                                                                       Page 19b
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           -------------------------------------------------------------------------
                                                                           FACILITIES             SUPPLY CHAIN
                                                           FACILITIES &  ADMINISTRATIVE   SUPPLY     SPECIAL       HUMAN   FINANCE &
ACCOUNT DESCRIPTION OF ITEMS                               REAL ESTATE      SERVICES      CHAIN     PROGRAMS     RESOURCES  TREASURY
------- --------------------                               ------------  --------------   ------  ------------   --------- ---------

807     Purchased gas expneses                                        -               -        -             -           -         -
813     Other gas supply expenses                                     -               -        -             -           -         -
814     Operation supervision and engineering                         -               -        -             -           -         -
818     Compressor station expenses                                   -               -        -             -           -         -
820     Measuring and regulating station expenses                     -               -        -             -           -         -
824     Other expenses                                                -               -        -             -           -         -
840     Supervision and engineering-other storage expense             -               -        -             -           -         -
841     Other storage expenses                                        -               -        -             -           -         -
850     Operation supervision and engineering                         -               -        -             -           -         -
851     System control and load dispatching                           -               -        -             -           -         -
852     Communication system expenses                                 -               -        -             -           -         -
853     Compressor station labor and expenses                         -               -        -             -           -         -
856     Mains expenses                                                -               -        -             -           -         -
857     Measuring and regulating station expenses                     -               -        -             -           -         -
859     Other expenses                                                -               -        -             -           -         -
861     Maintenance supervision and engineering                       -               -        -             -           -         -
864     Maint of compressor station equipment                         -               -        -             -           -         -
865     Maint of measuring and reg station equip                      -               -        -             -           -         -
867     Maintenance of other equipment                                -               -        -             -           -         -
870     Operation supervision and engineering                         -               -        1             -           -         -
871     Distribution load dispatching                                 -               -        -             -           -         -
874     Mains and services expenses                                   -               -        -             -           -         -
875     Measuring and reg station exp - General                       -               -        -             -           -         -
876     Measuring and reg station exp - Industrial                    -               -        -             -           -         -
877     Measuring and reg station exp - City gate                     -               -        -             -           -         -
878     Meter and house regulator expenses                            -               -        -             -           -         -
879     Customer installation expenses                                -               -        -             -           -         -
880     Other expenses                                                -               -        2             -         106         -
885     Maintenance supervision and engineering                       -               -        -             -           -         -
887     Maintenance of mains                                          -               -        -             -           -         -


                                                                       Page 19b
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           -------------------------------------------------------------------------
                                                                           FACILITIES             SUPPLY CHAIN
                                                           FACILITIES &  ADMINISTRATIVE   SUPPLY     SPECIAL       HUMAN   FINANCE &
ACCOUNT DESCRIPTION OF ITEMS                               REAL ESTATE      SERVICES      CHAIN     PROGRAMS     RESOURCES  TREASURY
------- --------------------                               ------------  --------------   ------  ------------   --------- ---------
892     Maintenance of services                                       -               -        -             -           -         -
893     Maint of meters and house regulators                          -               -        -             -           -         -
894     Maintenance of other equipment                                -               -        -             -           -         -
901     Supervision                                                   -               -        -             -          10         -
902     Meter reading expenses                                        -               -        -             -           -         -
903     Customer records and collection expenses                     35               2        -             -          36         -
904     Uncollectible accounts                                        -               -        -             -           -         -
905     Misc customer accounts expenses                               -               -        -             -         119         -
907     Supervision                                                   -               -        -             -           -         -
908     Customer assistance expenses                                  -               -        -             -           1         -
909     Informational/instructional advertising exp                   -               -        -             -           -         -
910     Misc customer service/ informational exp                      -               -        -             -           -         -
911     Supervision                                                   -               -        -             -           1         -
912     Demonstrating and selling expenses                            -               -        -             -           -         -
913     Advertising expense-sales                                     -               -        -             -           -         -
916     Miscellaneous sales expense                                   -               -        -             -           -         -
920     Salaries and wages                                          747             546    1,909           175       4,067    1, 081
921     Office supplies and expenses                              1,188             298    3,571           200       3,320       669
922     Administrative expense                                        -               -        -             -           -         -
923     Outside services employed                                    16              88     (128)            1         448        15
924     Property insurance                                            -               -        -             -           -         -
925     Injuries and damages                                          4               3        8             1         476         4
926     Employee pensions and benefits                              218             152      498            45       1,223       239
928     Regulatory commission expense                                 -               -        -             -           -         -
930.1   General advertising expenses                                  -               -        -             -           -         -
930.2   Miscellaneous general expense                                 -               -        -             -           -        52
931     Rents                                                        52              36      130            12         341        66
932     Maintenance of structures and equipment                       1               -        -             -           -         -
935     Maintenance of general plant                                  -               -        -             -           -         -
403     Depreciation and amortization expense                         -               -        -             -           -         -


                                                                       Page 19b
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           -------------------------------------------------------------------------
                                                                           FACILITIES             SUPPLY CHAIN
                                                           FACILITIES &  ADMINISTRATIVE   SUPPLY     SPECIAL       HUMAN   FINANCE &
ACCOUNT DESCRIPTION OF ITEMS                               REAL ESTATE      SERVICES      CHAIN     PROGRAMS     RESOURCES  TREASURY
------- --------------------                               ------------  --------------   ------  ------------   --------- ---------
408     Taxes other than income taxes                                56              40      139            13        362        69
409     Income taxes                                                  -               -        -             -          -         -
410     Provision for deferred income taxes                           -               -        -             -          -         -
411     Provision for deferred income taxes-credit                    -               -        -             -          -         -
411.5   Investment tax credit                                         -               -        -             -          -         -
415     Revenue from mdse jobbing and contract work                   -               -        -             -          -         -
416     Expense from mdse jobbing and contract work                   -               -        -             -          -         -
417.1   Expenses of nonutility operations                            34               -       16             1          6        12
419     Interest and dividend income                                  -               -        -             -          -         -
426.1   Donations                                                     -               -        -             -          -         -
426.5   Other donations                                               3               -        -             -          -         1
427     Interest on long-term debt                                    -               -        -             -          -         -
430     Interest on debt to associate companies                       -               -        -             -          -         -
431     Other interest expense                                        -               -        -             -          -         -
                                                           ------------  --------------   ------  ------------   --------  --------
                               TOTAL EXPENSES              $      2,375  $        1,180   $6,155  $        448   $ 11,960  $  2,227
                                                           ============  ==============   ======  ============   ========  ========


                                                                       Page 19c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                             ACCOUNTING    BUSINESS UNIT
                                                           FINANCIAL RPTG   ACCOUNTING     PAYMENT &    RECEIPTS
ACCOUNT DESCRIPTION OF ITEMS                                  AND TAXES    AND BUDGETING   REPORTING   PROCESSING   PAYROLL
------- --------------------                               --------------  -------------   ---------   ----------   -------
500     Operation supervision and engineering              $            -  $          22   $       -   $        -   $     -
501     Fuel                                                            -              -           -            -         -
502     Steam expenses                                                  -              -           -            -         -
505     Electric expenses                                               -              -           -            -         -
506     Miscellaneous steam power expenses                              -             85           -            -         -
510     Maintenance supervision and engineering                         -             (1)          -            -         -
511     Maintenance of structures                                       -              -           -            -         -
512     Maintenance of boiler plant                                     -              -           -            -         -
513     Maintenance of electric plant                                   -              -           -            -         -
514     Maintenance of miscellaneous steam plant                        -              -           -            -         -
517     Supv and engineering-nuclear power generation                   -              -           -            -         -
520     Steam expenses-nuclear power generation                         -              -           -            -         -
523     Electric expense-nuclear power generation                       -              -           -            -         -
524     Nuclear power expenses                                          -              -           -            -         -
528     Maintenance and supv-nuclear power generation                   -              -           -            -         -
530     Maintenance of reactor-nuclear power generation                 -              -           -            -         -
531     Nuclear power generation-electric plant                         -              -           -            -         -
535     Operation supervision and engineering                           -              -           -            -         -
537     Hydraulic expenses                                              -              -           -            -         -
538     Electric expenses                                               -              -           -            -         -
539     Misc hydraulic power generation expenses                        -              -           -            -         -
541     Maintenance supervision and engineering                         -              -           -            -         -
543     Maint of reservoirs, dams and waterways                         -              -           -            -         -
545     Maintenance of miscellaneous hydro plant                        -              -           -            -         -
546     Operation supervision and engineering                           -              -           -            -         -
548     Generation expenses                                             -              -           -            -         -
549     Misc other power generation expenses                            -              -           -            -         -
551     Maintenance supervision and engineering                         -              -           -            -         -
552     Maintenance of structures                                       -              -           -            -         -
553     Maint of generating and electric plant                          -              -           -            -         -


                                                                       Page 19c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                             ACCOUNTING    BUSINESS UNIT
                                                           FINANCIAL RPTG   ACCOUNTING     PAYMENT &    RECEIPTS
ACCOUNT DESCRIPTION OF ITEMS                                  AND TAXES    AND BUDGETING   REPORTING   PROCESSING   PAYROLL
------- --------------------                               --------------  -------------   ---------   ----------   -------
554     Maintenance of misc power generation plant                      -              -           -            -         -
556     System control and load dispatching                             -              -           -            -         -
557     Miscellaneous production expenses                               -            162           -            -         -
560     Operation supervision and engineering                           -              4           -            -         -
561     Load dispatching                                                -              -           -            -         -
562     Station expenses                                                -              -           -            -         -
563     Overhead line expenses                                          -              -           -            -         -
566     Miscellaneous transmission expenses                             -              5           -            -         -
568     Maintenance supervision and engineering                         -              4           -            -         -
571     Maintenance of overhead lines                                   -              -           -            -         -
572     Maintenance of underground lines-elec transmission              -              -           -            -         -
573     Maint of miscellaneous transmission plant                       -              -           -            -         -
580     Operation supervision and engineering                           -              8           -            -         -
581     Load dispatching                                                -              -           -            -         -
582     Station expenses                                                -              -           -            -         -
583     Overhead line expenses                                          -              -           -            -         -
584     Underground line expenses                                       -              -           -            -         -
585     Street lighting and signal system expenses                      -              -           -            -         -
586     Meter expenses                                                  -              -           -            -         -
587     Customer installation expenses                                  -              7           -            -         -
588     Miscellaneous distribution expenses                             -             42           -            -         -
590     Maintenance supervision and engineering                         -              4           -            -         -
592     Maintenance of station equipment                                -              -           -            -         -
593     Maintenance of overhead lines                                   -              -           -            -         -
594     Maintenance of underground lines                                -              -           -            -         -
595     Maintenance of line transformers                                -              -           -            -         -
596     Maint of street lighting and signal systems                     -              -           -            -         -
597     Maintenance of meters                                           -              -           -            -         -
598     Maint of miscellaneous distribution plant                       -              -           -            -         -
710     Supervision-gas manufactured                                    -              -           -            -         -


                                                                       Page 19c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                             ACCOUNTING    BUSINESS UNIT
                                                           FINANCIAL RPTG   ACCOUNTING     PAYMENT &    RECEIPTS
ACCOUNT DESCRIPTION OF ITEMS                                  AND TAXES    AND BUDGETING   REPORTING   PROCESSING  PAYROLL
------- --------------------                               --------------  -------------   ---------   ----------  -------
807     Purchased gas expneses                                          -              -           -            -        -
813     Other gas supply expenses                                       -              -           -            -        -
814     Operation supervision and engineering                           -              -           -            -        -
818     Compressor station expenses                                     -              -           -            -        -
820     Measuring and regulating station expenses                       -              -           -            -        -
824     Other expenses                                                  -              -           -            -        -
840     Supervision and engineering-other storage expense               -              -           -            -        -
841     Other storage expenses                                          -              -           -            -        -
850     Operation supervision and engineering                           -              -           -            -        -
851     System control and load dispatching                             -              -           -            -        -
852     Communication system expenses                                   -              -           -            -        -
853     Compressor station labor and expenses                           -              -           -            -        -
856     Mains expenses                                                  -              -           -            -        -
857     Measuring and regulating station expenses                       -              -           -            -        -
859     Other expenses                                                  -              -           -            -        -
861     Maintenance supervision and engineering                         -              -           -            -        -
864     Maint of compressor station equipment                           -              -           -            -        -
865     Maint of measuring and reg station equip                        -              -           -            -        -
867     Maintenance of other equipment                                  -              -           -            -        -
870     Operation supervision and engineering                           -             (1)          -            -        -
871     Distribution load dispatching                                   -             11           -            -        -
874     Mains and services expenses                                     -              -           -            -        -
875     Measuring and reg station exp - General                         -              -           -            -        -
876     Measuring and reg station exp - Industrial                      -              -           -            -        -
877     Measuring and reg station exp - City gate                       -              -           -            -        -
878     Meter and house regulator expenses                              -              -           -            -        -
879     Customer installation expenses                                  -              -           -            -        -
880     Other expenses                                                  -              -           -            -        -
885     Maintenance supervision and engineering                         -              -           -            -        -
887     Maintenance of mains                                            -              -           -            -        -


                                                                       Page 19c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                             ACCOUNTING    BUSINESS UNIT
                                                           FINANCIAL RPTG   ACCOUNTING     PAYMENT &    RECEIPTS
ACCOUNT DESCRIPTION OF ITEMS                                  AND TAXES    AND BUDGETING   REPORTING   PROCESSING  PAYROLL
------- --------------------                               --------------  -------------   ---------   ----------  -------
892     Maintenance of services                                         -              -           -            -        -
893     Maint of meters and house regulators                            -              -           -            -        -
894     Maintenance of other equipment                                  -              -           -            -        -
901     Supervision                                                     -              -           -            -        -
902     Meter reading expenses                                          -              -           -            -        -
903     Customer records and collection expenses                        7             38           4            -        -
904     Uncollectible accounts                                          -              -           -            -        -
905     Misc customer accounts expenses                                 -              -           -            -        -
907     Supervision                                                     -              1           -            -        -
908     Customer assistance expenses                                    -              -           -            -        -
909     Informational/instructional advertising exp                     -              -           -            -        -
910     Misc customer service/ informational exp                        -              2           -            -        -
911     Supervision                                                     -              -           -            -        -
912     Demonstrating and selling expenses                              -            106           -            -        -
913     Advertising expense-sales                                       -              -           -            -        -
916     Miscellaneous sales expense                                     -              -           -            -        -
920     Salaries and wages                                          3,408          3,546         538          128      252
921     Office supplies and expenses                               14,254          7,170         156            2       75
922     Administrative expense                                      2,044              -           -            -        -
923     Outside services employed                                     768             88         132            -       12
924     Property insurance                                              -              -           -           -         -
925     Injuries and damages                                           14             15           2           -         1
926     Employee pensions and benefits                                850            896         127          28        72
928     Regulatory commission expense                                   -              1           -           -         -
930.1   General advertising expenses                                    -              -           -           -         -
930.2   Miscellaneous general expense                                   -             61           -           -         -
931     Rents                                                         860            257          37           7        18
932     Maintenance of structures and equipment                         -              -           -           -         -
935     Maintenance of general plant                                    -              -           -           -         -
403     Depreciation and amortization expense                           -              -           -           -         -


                                                                       Page 19c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                             ACCOUNTING    BUSINESS UNIT
                                                           FINANCIAL RPTG   ACCOUNTING     PAYMENT &    RECEIPTS
ACCOUNT DESCRIPTION OF ITEMS                                  AND TAXES    AND BUDGETING   REPORTING   PROCESSING  PAYROLL
------- --------------------                               --------------  -------------   ---------   ----------  -------
408     Taxes other than income taxes                                 229            269          39            8       20
409     Income taxes                                               (1,231)             -           -            -        -
410     Provision for deferred income taxes                         3,585              -           -            -        -
411     Provision for deferred income taxes-credit                 (2,059)             -           -            -        -
411.5   Investment tax credit                                           -              -           -            -        -
415     Revenue from mdse jobbing and contract work                     -              -           -            -        -
416     Expense from mdse jobbing and contract work                     -              8           -            -        -
417.1   Expenses of nonutility operations                             136             33           -            -        8
419     Interest and dividend income                                    -              -           -            -        -
426.1   Donations                                                       -              -           -            -        -
426.5   Other donations                                                20              1           -            -      147
427     Interest on long-term debt                                      -              -           -            -        -
430     Interest on debt to associate companies                     2,085              -           -            -        -
431     Other interest expense                                          -              -           -            -        -
                                                            -------------   ------------   ---------   ----------   ------
                                TOTAL EXPENSES              $      24,970   $     12,844   $   1,035   $      173   $  605
                                                            =============   ============   =========   ==========   ======

                                                                       Page 19d


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                                         ENERGY SUPPLY       ENERGY SUPPLY     ENERGY MARKETS
                                                             RATES &     ENGINEERING &          BUSINESS       REGULATED TRADING
ACCOUNT DESCRIPTION OF ITEMS                               REGULATION    ENVIRONMENTAL          RESOURCES       AND MARKETING
------- --------------------                               ----------    -------------       -------------     -----------------
500     Operation supervision and engineering              $        -    $         244       $         304     $               -
501     Fuel                                                        -                -                   3                     -
502     Steam expenses                                              -              172                   3                     -
505     Electric expenses                                           -                -                   1                     -
506     Miscellaneous steam power expenses                          -                9               1,206                     -
510     Maintenance supervision and engineering                     -                -                 557                     -
511     Maintenance of structures                                   -                -                   -                     -
512     Maintenance of boiler plant                                 -                2                  28                     -
513     Maintenance of electric plant                               -                -                  97                     -
514     Maintenance of miscellaneous steam plant                    -                -                   -                     -
517     Supv and engineering-nuclear power generation               -                1                   4                     -
520     Steam expenses-nuclear power generation                     -                7                   -                     -
523     Electric expense-nuclear power generation                   -                -                   -                     -
524     Nuclear power expenses                                      -               56                   -                     -
528     Maintenance and supv-nuclear power generation               -                -                  75                     -
530     Maintenance of reactor-nuclear power generation             -                -                  29                     -
531     Nuclear power generation-electric plant                     -                -                  14                     -
535     Operation supervision and engineering                       -                -                   -                     -
537     Hydraulic expenses                                          -                -                   -                     -
538     Electric expenses                                           -                -                   -                     -
539     Misc hydraulic power generation expenses                    -                5                  (3)                    4
541     Maintenance supervision and engineering                     -                -                   3                     -
543     Maint of reservoirs, dams and waterways                     -                -                   -                     -
545     Maintenance of miscellaneous hydro plant                    -                -                   -                     -
546     Operation supervision and engineering                       -                6                  13                     -
548     Generation expenses                                         -                8                   4                     -
549     Misc other power generation expenses                        -                2                  18                     -
551     Maintenance supervision and engineering                     -                8                  26                     -
552     Maintenance of structures                                   -                -                   -                     -
553     Maint of generating and electric plant                      -                -                  14                     -


                                                                       Page 19d


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                                         ENERGY SUPPLY       ENERGY SUPPLY     ENERGY MARKETS
                                                             RATES &     ENGINEERING &          BUSINESS       REGULATED TRADING
ACCOUNT DESCRIPTION OF ITEMS                               REGULATION    ENVIRONMENTAL          RESOURCES       AND MARKETING
------- --------------------                               ----------    -------------       -------------     -----------------
554     Maintenance of misc power generation plant                  -                -                   -                     -
556     System control and load dispatching                         -                -                   -                    21
557     Miscellaneous production expenses                           -                -                  24                 1,656
560     Operation supervision and engineering                       -                -                   -                    20
561     Load dispatching                                            -                -                   -                     1
562     Station expenses                                            -                -                   -                     -
563     Overhead line expenses                                      -                -                   -                     -
566     Miscellaneous transmission expenses                         -                1                   -                     -
568     Maintenance supervision and engineering                     -                -                   -                     -
571     Maintenance of overhead lines                               -                -                   -                    54
572     Maintenance of underground lines-elec transmission          -                -                   -                     -
573     Maint of miscellaneous transmission plant                   -                -                   -                     -
580     Operation supervision and engineering                       -                -                   -                     -
581     Load dispatching                                            -                -                   -                     -
582     Station expenses                                            -              105                   -                     -
583     Overhead line expenses                                      -                -                   -                     -
584     Underground line expenses                                   -                -                   -                     -
585     Street lighting and signal system expenses                  -                -                   -                     -
586     Meter expenses                                              -                -                   -                     -
587     Customer installation expenses                              -                -                   -                     -
588     Miscellaneous distribution expenses                         -               33                   -                     -
590     Maintenance supervision and engineering                     -                -                   -                     -
592     Maintenance of station equipment                            -               32                   1                     -
593     Maintenance of overhead lines                               -                -                   -                     -
594     Maintenance of underground lines                            -                -                   1                     -
595     Maintenance of line transformers                            -                -                   -                     -
596     Maint of street lighting and signal systems                 -                -                   -                     -
597     Maintenance of meters                                       -                -                   -                     -
598     Maint of miscellaneous distribution plant                   -               31                   -                     -
710     Supervision-gas manufactured                                -                7                   -                     -


                                                                       Page 19d


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                                         ENERGY SUPPLY       ENERGY SUPPLY     ENERGY MARKETS
                                                             RATES &     ENGINEERING &          BUSINESS       REGULATED TRADING
ACCOUNT DESCRIPTION OF ITEMS                               REGULATION    ENVIRONMENTAL          RESOURCES       AND MARKETING
------- --------------------                               ----------    -------------       -------------     -----------------
807     Purchased gas expneses                                      -                -                   -                     -
813     Other gas supply expenses                                   -                -                   -                     -
814     Operation supervision and engineering                       -                -                   -                     -
818     Compressor station expenses                                 -                -                   -                     -
820     Measuring and regulating station expenses                   -                -                   -                     -
824     Other expenses                                              -                -                   -                     -
840     Supervision and engineering-other storage expense           -                2                   -                     -
841     Other storage expenses                                      -                -                   -                     -
850     Operation supervision and engineering                       -                -                   2                     -
851     System control and load dispatching                         -                -                   -                     -
852     Communication system expenses                               -                -                   -                     -
853     Compressor station labor and expenses                       -                -                   -                     -
856     Mains expenses                                              -                -                   -                     -
857     Measuring and regulating station expenses                   -                -                   -                     -
859     Other expenses                                              -                -                   -                     -
861     Maintenance supervision and engineering                     -                -                   -                     -
864     Maint of compressor station equipment                       -                -                   -                     -
865     Maint of measuring and reg station equip                    -                -                   -                     -
867     Maintenance of other equipment                              -                -                   -                     -
870     Operation supervision and engineering                       -                -                   -                     -
871     Distribution load dispatching                               -                -                   -                     -
874     Mains and services expenses                                 -                -                   -                     -
875     Measuring and reg station exp - General                     -                -                   -                     -
876     Measuring and reg station exp - Industrial                  -                -                   -                     -
877     Measuring and reg station exp - City gate                   -                -                   -                     -
878     Meter and house regulator expenses                          -                -                   -                     -
879     Customer installation expenses                              -                -                   -                     -
880     Other expenses                                              -               66                   -                     -
885     Maintenance supervision and engineering                     -                -                   -                     -
887     Maintenance of mains                                        -                -                   -                     -


                                                                       Page 19d


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                                         ENERGY SUPPLY       ENERGY SUPPLY     ENERGY MARKETS
                                                             RATES &     ENGINEERING &          BUSINESS       REGULATED TRADING
ACCOUNT DESCRIPTION OF ITEMS                               REGULATION    ENVIRONMENTAL          RESOURCES       AND MARKETING
------- --------------------                               ----------    -------------       -------------     -----------------
892     Maintenance of services                                     -                -                   -                     -
893     Maint of meters and house regulators                        -                -                   -                     -
894     Maintenance of other equipment                              -                -                   -                     -
901     Supervision                                                 -                -                   -                     -
902     Meter reading expenses                                      -                -                   -                     -
903     Customer records and collection expenses                    1                -                   -                     3
904     Uncollectible accounts                                      -                -                   2                     -
905     Misc customer accounts expenses                             -                -                   -                     -
907     Supervision                                                 -                -                   -                   103
908     Customer assistance expenses                                -                -                   -                    86
909     Informational/instructional advertising exp                 -                -                   -                     -
910     Misc customer service/informational exp                    11                -                   -                     4
911     Supervision                                                 -                -                   -                    26
912     Demonstrating and selling expenses                          -                -                   2                 4,595
913     Advertising expense-sales                                   -                -                   -                     -
916     Miscellaneous sales expense                                 -                -                   -                     -
920     Salaries and wages                                      2,156            1,330               2,292                 2,934
921     Office supplies and expenses                              897            1,083               1,105                 1,192
922     Administrative expense                                      -                -                   -                     -
923     Outside services employed                                 146                -                   2                   201
924     Property insurance                                          -                -                   -                     -
925     Injuries and damages                                        9                7                  14                    19
926     Employee pensions and benefits                            517              445                 887                 1,129
928     Regulatory commission expense                              83                -                   -                     -
930.1   General advertising expenses                                -                -                   -                     -
930.2   Miscellaneous general expense                               2                -                   3                     -
931     Rents                                                     135              116                 228                   288
932     Maintenance of structures and equipment                     -                -                   -                     -
935     Maintenance of general plant                                -                -                   -                     -
403     Depreciation and amortization expense                       -                -                   -                     -


                                                                       Page 19d


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                           ---------------------------------------------------------------------
                                                                         ENERGY SUPPLY       ENERGY SUPPLY     ENERGY MARKETS
                                                             RATES &     ENGINEERING &          BUSINESS       REGULATED TRADING
ACCOUNT DESCRIPTION OF ITEMS                               REGULATION    ENVIRONMENTAL          RESOURCES       AND MARKETING
------- --------------------                               ----------    -------------       -------------     -----------------
408     Taxes other than income taxes                             145              123                 247                   311
409     Income taxes                                                -                -                   -                     -
410     Provision for deferred income taxes                         -                -                   -                     -
411     Provision for deferred income taxes-credit                  -                -                   -                     -
411.5   Investment tax credit                                       -                -                   -                     -
415     Revenue from mdse jobbing and contract work                 -                -                   -                     -
416     Expense from mdse jobbing and contract work                 2                1                   1                     -
417.1   Expenses of nonutility operations                           -               11                  24                     3
419     Interest and dividend income                                -                -                   -                     -
426.1   Donations                                                   -                9                   -                     -
426.5   Other donations                                             3                -                   -                     -
427     Interest on long-term debt                                  -                -                   -                     -
430     Interest on debt to associate companies                     -                -                   -                     -
431     Other interest expense                                      -                -                   -                     -
                                                           ----------    -------------       -------------     -----------------
                               TOTAL EXPENSES              $    4,107    $       3,922       $       7,231     $          12,650
                                                           ==========    =============       =============     =================


                                                                       Page 19e

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                            --------------------------------------------------------------------
                                                                                  ENERGY      ENERGY DELIVERY    ENERGY DELIVERY
                                                             ENERGY MARKETS      DELIVERY       CONSTRUCTION      ENGINEERING/
ACCOUNT  DESCRIPTION OF ITEMS                               FUEL PROCUREMENT    MARKETING    OPERATION & MTCE        DESIGN
-------  --------------------                               ----------------    ---------    ----------------    ---------------
500      Operation supervision and engineering              $              -    $       -    $              -    $             -
501      Fuel                                                              -            -                   -                  -
502      Steam expenses                                                    -            -                   -                  -
505      Electric expenses                                                 -            -                   -                  -
506      Miscellaneous steam power expenses                                1            -                   -                  1
510      Maintenance supervision and engineering                           -            -                   -                  -
511      Maintenance of structures                                         -            -                   -                  -
512      Maintenance of boiler plant                                       -            -                   -                  -
513      Maintenance of electric plant                                     -            -                   -                  -
514      Maintenance of miscellaneous steam plant                          -            -                   -                  -
517      Supv and engineering-nuclear power generation                     -            -                   -                  -
520      Steam expenses-nuclear power generation                           -            -                   -                  -
523      Electric expense-nuclear power generation                         -            -                   -                  -
524      Nuclear power expenses                                            -            -                   -                  -
528      Maintenance and supv-nuclear power generation                     -            -                   -                  -
530      Maintenance of reactor-nuclear power generation                   -            -                   -                  -
531      Nuclear power generation-electric plant                           -            -                   -                  -
535      Operation supervision and engineering                             -            -                   -                  -
537      Hydraulic expenses                                                -            -                   -                  -
538      Electric expenses                                                 -            -                   -                  -
539      Misc hydraulic power generation expenses                          -            -                   -                  2
541      Maintenance supervision and engineering                           -            -                   -                  -
543      Maint of reservoirs, dams and waterways                           -            -                   -                  -
545      Maintenance of miscellaneous hydro plant                          -            -                   -                  -
546      Operation supervision and engineering                             -            -                   -                  -
548      Generation expenses                                               -            -                   -                  -
549      Misc other power generation expenses                              -            -                   -                 45
551      Maintenance supervision and engineering                           -            -                   -                  -
552      Maintenance of structures                                         -            -                   -                  -
553      Maint of generating and electric plant                            -            -                   -                  -


                                                                       Page 19e

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                            --------------------------------------------------------------------
                                                                                  ENERGY      ENERGY DELIVERY    ENERGY DELIVERY
                                                             ENERGY MARKETS      DELIVERY       CONSTRUCTION      ENGINEERING/
ACCOUNT  DESCRIPTION OF ITEMS                               FUEL PROCUREMENT    MARKETING    OPERATION & MTCE        DESIGN
-------  --------------------                               ----------------    ---------    ----------------    ---------------
554      Maintenance of misc power generation plant                        -            -                   -                  -
556      System control and load dispatching                               -            -                  24                  -
557      Miscellaneous production expenses                                77            -                   -                  -
560      Operation supervision and engineering                             -            -                 198                 15
561      Load dispatching                                                  -            -                 121                  1
562      Station expenses                                                  -            -                   2                 14
563      Overhead line expenses                                            -            -                   -                  -
566      Miscellaneous transmission expenses                               -            -                 245                 55
568      Maintenance supervision and engineering                           -            -                  29                  -
571      Maintenance of overhead lines                                     -            -                  22                  1
572      Maintenance of underground lines-elec transmission                -            -                   -                  -
573      Maint of miscellaneous transmission plant                         -            -                   -                  -
580      Operation supervision and engineering                             -            1                  85                 26
581      Load dispatching                                                  -            -                  57                  -
582      Station expenses                                                  -            -                   -                  2
583      Overhead line expenses                                            -            -                   -                  -
584      Underground line expenses                                         -            -                   5                  -
585      Street lighting and signal system expenses                        -            -                   -                  -
586      Meter expenses                                                    -            -                   1                  2
587      Customer installation expenses                                    -           21                   -                  -
588      Miscellaneous distribution expenses                               -            -                 124                129
590      Maintenance supervision and engineering                           -            -                  30                  -
592      Maintenance of station equipment                                  -            -                   -                  -
593      Maintenance of overhead lines                                     -            -                  90                  -
594      Maintenance of underground lines                                  -            -                   -                  -
595      Maintenance of line transformers                                  -            -                   -                  -
596      Maint of street lighting and signal systems                       -            -                   -                  -
597      Maintenance of meters                                             -            -                   -                  -
598      Maint of miscellaneous distribution plant                         -            -                  23                  -
710      Supervision-gas manufactured                                      -            -                   -                  -


                                                                       Page 19e

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                            --------------------------------------------------------------------
                                                                                  ENERGY      ENERGY DELIVERY    ENERGY DELIVERY
                                                             ENERGY MARKETS      DELIVERY       CONSTRUCTION      ENGINEERING/
ACCOUNT  DESCRIPTION OF ITEMS                               FUEL PROCUREMENT    MARKETING    OPERATION & MTCE        DESIGN
-------  --------------------                               ----------------    ---------    ----------------    ---------------
807      Purchased gas expneses                                           47            -                 104                  -
813      Other gas supply expenses                                        99            6                 229                  -
814      Operation supervision and engineering                             -            -                   -                  -
818      Compressor station expenses                                       -            -                   -                  -
820      Measuring and regulating station expenses                         -            -                   -                  -
824      Other expenses                                                    -            -                   -                  -
840      Supervision and engineering-other storage expense                 -            -                   -                  -
841      Other storage expenses                                            -            -                   7                  -
850      Operation supervision and engineering                             -            -                   -                 10
851      System control and load dispatching                               1            -                 383                  -
852      Communication system expenses                                     -            -                  64                  -
853      Compressor station labor and expenses                             -            -                   -                  -
856      Mains expenses                                                    -            -                   -                  -
857      Measuring and regulating station expenses                         -            -                   -                  -
859      Other expenses                                                    -            -                   -                 30
861      Maintenance supervision and engineering                           -            -                   -                  -
864      Maint of compressor station equipment                             -            -                   -                  -
865      Maint of measuring and reg station equip                          -            -                   -                  -
867      Maintenance of other equipment                                    -            -                   -                  -
870      Operation supervision and engineering                             -            -                  45                 13
871      Distribution load dispatching                                     -           24                 211                  -
874      Mains and services expenses                                       -            -                  13                  -
875      Measuring and reg station exp - General                           -            -                   -                  -
876      Measuring and reg station exp - Industrial                        -            -                   -                  -
877      Measuring and reg station exp - City gate                         -            -                   -                  -
878      Meter and house regulator expenses                                -            -                   -                  -
879      Customer installation expenses                                    -            -                   -                  -
880      Other expenses                                                    -            -                 134                 78
885      Maintenance supervision and engineering                           -            -                  43                  2
887      Maintenance of mains                                              -            -                   -                  -


                                                                       Page 19e

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                            --------------------------------------------------------------------
                                                                                  ENERGY      ENERGY DELIVERY    ENERGY DELIVERY
                                                             ENERGY MARKETS      DELIVERY       CONSTRUCTION      ENGINEERING/
ACCOUNT  DESCRIPTION OF ITEMS                               FUEL PROCUREMENT    MARKETING    OPERATION & MTCE        DESIGN
-------  --------------------                               ----------------    ---------    ----------------    ---------------
892      Maintenance of services                                           -            -                   -                  -
893      Maint of meters and house regulators                              -            -                   -                  -
894      Maintenance of other equipment                                    -            -                   4                  -
901      Supervision                                                       -            -                   -                  -
902      Meter reading expenses                                            -            -                   -                  -
903      Customer records and collection expenses                          -            -                   9                  -
904      Uncollectible accounts                                            -            -                   -                  -
905      Misc customer accounts expenses                                   -            -                   -                  -
907      Supervision                                                       -            -                   -                  -
908      Customer assistance expenses                                      -          217                  10                  -
909      Informational/instructional advertising exp                       -            -                   -                  -
910      Misc customer service/informational exp                           -            -                   1                  4
911      Supervision                                                       -           41                   -                  -
912      Demonstrating and selling expenses                               35          247                 120                  -
913      Advertising expense-sales                                         -            -                   -                  -
916      Miscellaneous sales expense                                       -            -                   -                  -
920      Salaries and wages                                              699          333               1,512              3,671
921      Office supplies and expenses                                    237           82                 542              1,103
922      Administrative expense                                            -            -                   -                  -
923      Outside services employed                                         -            -                   -                  1
924      Property insurance                                                -            -                   -                  -
925      Injuries and damages                                              4            3                  14                 17
926      Employee pensions and benefits                                  233          210                 793              1,070
928      Regulatory commission expense                                     -            -                   -                 12
930.1    General advertising expenses                                      -            -                   -                  -
930.2    Miscellaneous general expense                                     -            -                  18                  5
931      Rents                                                            51           54                 221                260
932      Maintenance of structures and equipment                           -            -                   -                  -
935      Maintenance of general plant                                      -            -                  18                  2
403      Depreciation and amortization expense                             -            -                   -                  -


                                                                       Page 19e

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                            --------------------------------------------------------------------
                                                                                  ENERGY      ENERGY DELIVERY    ENERGY DELIVERY
                                                             ENERGY MARKETS      DELIVERY       CONSTRUCTION      ENGINEERING/
ACCOUNT  DESCRIPTION OF ITEMS                               FUEL PROCUREMENT    MARKETING    OPERATION & MTCE        DESIGN
-------  --------------------                               ----------------    ---------    ----------------    ---------------
408      Taxes other than income taxes                                    57           58                 228                287
409      Income taxes                                                      -            -                   -                  -
410      Provision for deferred income taxes                               -            -                   -                  -
411      Provision for deferred income taxes-credit                        -            -                   -                  -
411.5    Investment tax credit                                             -            -                   -                  -
415      Revenue from mdse jobbing and contract work                       -            -                   -                  -
416      Expense from mdse jobbing and contract work                       2           74                   -                  -
417.1    Expenses of nonutility operations                                 -            -                   -                  3
419      Interest and dividend income                                      -            -                   -                  -
426.1    Donations                                                         -            -                   -                  -
426.5    Other donations                                                   -            -                   -                  -
427      Interest on long-term debt                                        -            -                   -                  -
430      Interest on debt to associate companies                           -            -                   -                  -
431      Other interest expense                                            -            -                   -                  -
                                                            ----------------    ---------    ----------------    ---------------
                                TOTAL EXPENSES              $          1,543    $   1,371    $          5,779    $         6,861
                                                            ================    =========    ================    ===============


                                                                       Page 19f

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                             -------------------------------------------------------------------
                                                             MARKETING       CUSTOMER      INFORMATION     AVIATION
ACCOUNT  DESCRIPTION OF ITEMS                                AND SALES       SERVICE       TECHNOLOGY      SERVICES        FLEET
-------  --------------------                                ---------       --------      -----------     --------        -----
500      Operation supervision and engineering                       -              -                8           1             -
501      Fuel                                                        -              -                5           -             -
502      Steam expenses                                              -              -                2           -             -
505      Electric expenses                                           -              -                -           -             -
506      Miscellaneous steam power expenses                          -              -            1,150           4             -
510      Maintenance supervision and engineering                     -              -                6           -             -
511      Maintenance of structures                                   -              -                -           -             -
512      Maintenance of boiler plant                                 -              -                4           -             -
513      Maintenance of electric plant                               -              -                1           -             -
514      Maintenance of miscellaneous steam plant                    -              -              108           -             -
517      Supv and engineering-nuclear power generation               -              -                -           -             -
520      Steam expenses-nuclear power generation                     -              -                -           -             -
523      Electric expense-nuclear power generation                   -              -                -           -             -
524      Nuclear power expenses                                      -              -                -           -             -
528      Maintenance and supv-nuclear power generation               -              -                -           -             -
530      Maintenance of reactor-nuclear power generation             -              -                -           -             -
531      Nuclear power generation-electric plant                     -              -                -           -             -
535      Operation supervision and engineering                       -              -                5           -             -
537      Hydraulic expenses                                          -              -                -           3             -
538      Electric expenses                                           -              -                1           -             -
539      Misc hydraulic power generation expenses                    -              -               61           -             -
541      Maintenance supervision and engineering                     -              -                -           -             -
543      Maint of reservoirs, dams and waterways                     -              -                1           -             -
545      Maintenance of miscellaneous hydro plant                    -              -                -           -             -
546      Operation supervision and engineering                       -              -                -           -             -
548      Generation expenses                                         -              -               55           -             -
549      Misc other power generation expenses                        -              -               26           -             -
551      Maintenance supervision and engineering                     -              -                -           -             -
552      Maintenance of structures                                   -              -                -           -             -
553      Maint of generating and electric plant                      -              -                7           -             -


                                                                       Page 19f

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                             -------------------------------------------------------------------
                                                             MARKETING       CUSTOMER      INFORMATION     AVIATION
ACCOUNT  DESCRIPTION OF ITEMS                                AND SALES       SERVICE       TECHNOLOGY      SERVICES        FLEET
-------  --------------------                                ---------       --------      -----------     --------        -----
554      Maintenance of misc power generation plant                  -              -                1           -             -
556      System control and load dispatching                         -              -               19           -             -
557      Miscellaneous production expenses                           -              -               43           -             -
560      Operation supervision and engineering                       -              -               14           -             -
561      Load dispatching                                            -              -              695           -             -
562      Station expenses                                            -              -                5           -             -
563      Overhead line expenses                                      -              -               11         159             -
566      Miscellaneous transmission expenses                         -              -               45           -             -
568      Maintenance supervision and engineering                     -              -                -           -             -
571      Maintenance of overhead lines                               -              -                -          10             -
572      Maintenance of underground lines-elec transmission          -              -                -           3             -
573      Maint of miscellaneous transmission plant                   -              -               36           3             -
580      Operation supervision and engineering                       2              -              199           2             -
581      Load dispatching                                            -              -               22           -             -
582      Station expenses                                            -              -               75           -             -
583      Overhead line expenses                                      -              -               16           -             -
584      Underground line expenses                                   -              -               15           9             -
585      Street lighting and signal system expenses                  -              -                1           -             -
586      Meter expenses                                              -              -              109           -             -
587      Customer installation expenses                              -              -                2           -             -
588      Miscellaneous distribution expenses                         -             (1)             970           5             -
590      Maintenance supervision and engineering                     -              -                3           -             -
592      Maintenance of station equipment                            -              -                3           -             -
593      Maintenance of overhead lines                               -              -               17           2             -
594      Maintenance of underground lines                            -              -                3           -             -
595      Maintenance of line transformers                            -              -                2           -             -
596      Maint of street lighting and signal systems                 -              -                2           -             -
597      Maintenance of meters                                       -              -                1           -             -
598      Maint of miscellaneous distribution plant                   -              -                -           -             -
710      Supervision-gas manufactured                                -              -                -           -             -


                                                                       Page 19f

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                             -------------------------------------------------------------------
                                                             MARKETING       CUSTOMER      INFORMATION     AVIATION
ACCOUNT  DESCRIPTION OF ITEMS                                AND SALES       SERVICE       TECHNOLOGY      SERVICES        FLEET
-------  --------------------                                ---------       --------      -----------     --------        -----
807      Purchased gas expneses                                      -              -                1           -             -
813      Other gas supply expenses                                   -              -                -           -             -
814      Operation supervision and engineering                       -              -                5           -             -
818      Compressor station expenses                                 -              -                6           -             -
820      Measuring and regulating station expenses                   -              -                4           -             -
824      Other expenses                                              -              -                6           -             -
840      Supervision and engineering-other storage expense           -              -                -           -             -
841      Other storage expenses                                      -              -                -           -             -
850      Operation supervision and engineering                       -              -               40           -             -
851      System control and load dispatching                         -              -                -           -             -
852      Communication system expenses                               -              -                7           -             -
853      Compressor station labor and expenses                       -              -                7           -             -
856      Mains expenses                                              -              -               31           -             -
857      Measuring and regulating station expenses                   -              -                2           -             -
859      Other expenses                                              -              -               34           -             -
861      Maintenance supervision and engineering                     -              -                5           -             -
864      Maint of compressor station equipment                       -              -                2           -             -
865      Maint of measuring and reg station equip                    -              -                1           -             -
867      Maintenance of other equipment                              -              -                -           -             -
870      Operation supervision and engineering                       -              -               87           -             -
871      Distribution load dispatching                               -              -                -           -             -
874      Mains and services expenses                                 -              -               57           -             -
875      Measuring and reg station exp - General                     -              -                7           -             -
876      Measuring and reg station exp - Industrial                  -              -                -           -             -
877      Measuring and reg station exp - City gate                   -              -                5           -             -
878      Meter and house regulator expenses                          -              -                3           -             -
879      Customer installation expenses                              -              -               20           -             -
880      Other expenses                                              -              -              365           1             -
885      Maintenance supervision and engineering                     -              -                2           -             -
887      Maintenance of mains                                        -              -                6           -             -


                                                                       Page 19f

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                             -------------------------------------------------------------------
                                                             MARKETING       CUSTOMER      INFORMATION     AVIATION
ACCOUNT  DESCRIPTION OF ITEMS                                AND SALES       SERVICE       TECHNOLOGY      SERVICES        FLEET
-------  --------------------                                ---------       --------      -----------     --------        -----
892      Maintenance of services                                     -              -                6           -             -
893      Maint of meters and house regulators                        -              -               15           -             -
894      Maintenance of other equipment                              -              -                -           -             -
901      Supervision                                                71            753               20           -             -
902      Meter reading expenses                                      -              -              421           1             -
903      Customer records and collection expenses                   99          5,798            8,570           -             -
904      Uncollectible accounts                                      -              -                -           -             -
905      Misc customer accounts expenses                             7              1                4           1             -
907      Supervision                                               229              3                1           -             -
908      Customer assistance expenses                            1,255              8                7           1             -
909      Informational/instructional advertising exp                 -              -                -           -             -
910      Misc customer service/informational exp                   777              1               39           -             -
911      Supervision                                                58              -                -           -             -
912      Demonstrating and selling expenses                      2,342              -               62          46             -
913      Advertising expense-sales                                  14              -                -           -             -
916      Miscellaneous sales expense                                79              -                8           -             -
920      Salaries and wages                                      1,871            700              801          45           148
921      Office supplies and expenses                            7,183            340           22,627         297            77
922      Administrative expense                                      -              -                -           -             -
923      Outside services employed                               1,145              -              105           -             -
924      Property insurance                                          -              -                -           -             -
925      Injuries and damages                                       21             26                7           -             2
926      Employee pensions and benefits                          1,197          1,427              330          12            55
928      Regulatory commission expense                               -              -                -           -             -
930.1    General advertising expenses                                -              -                -           -             -
930.2    Miscellaneous general expense                             102              -                2           -             -
931      Rents                                                     322            377               79           2            14
932      Maintenance of structures and equipment                     -              -                -           -             -
935      Maintenance of general plant                                -              -               19           1             -
403      Depreciation and amortization expense                       -              -                -           -             -


                                                                       Page 19f

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                             -------------------------------------------------------------------
                                                             MARKETING       CUSTOMER      INFORMATION     AVIATION
ACCOUNT  DESCRIPTION OF ITEMS                                AND SALES       SERVICE       TECHNOLOGY      SERVICES        FLEET
-------  --------------------                                ---------       --------      -----------     --------        ------
408      Taxes other than income taxes                             340            417               89            2            15
409      Income taxes                                                -              -                -            -             -
410      Provision for deferred income taxes                         -              -                -            -             -
411      Provision for deferred income taxes-credit                  -              -                -            -             -
411.5    Investment tax credit                                       -              -                -            -             -
415      Revenue from mdse jobbing and contract work                 -              -                -            -             -
416      Expense from mdse jobbing and contract work                66              -               25            -             -
417.1    Expenses of nonutility operations                         939              -               82            1             -
419      Interest and dividend income                                -              -                -            -             -
426.1    Donations                                                   -              -                -            -             -
426.5    Other donations                                             -              -                -            -             -
427      Interest on long-term debt                                  -              -                -            -             -
430      Interest on debt to associate companies                     -              -                -            -             -
431      Other interest expense                                      -              -                -            -             -
                                                             ---------       --------      -----------     --------        ------
                                TOTAL EXPENSES               $  18,119       $  9,850      $    37,771     $    611        $  311
                                                             =========       ========      ===========     ========        ======


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                 DEPARTMENTAL ANALYSIS OF SALARIES--ACCOUNT 920
                             (thousands of dollars)

                                                              DEPARTMENTAL SALARY EXPENSE
                                                  -----------------------------------------------------
                                                                    INCLUDED IN AMOUNTS BILLED TO:
                                                                    ------------------------------
                                                             PARENT                                     NUMBER OF
NAME OF DEPARTMENT                                 TOTAL     COMPANY       OTHER           NON-         PERSONNEL
OR SERVICE FUNCTION                               AMOUNT     (XLE)       ASSOCIATES     ASSOCIATES     END OF YEAR
-------------------                               ------     -------     ----------     ----------     -----------
Executive Management Services                    $ 1,411     $    67     $    1,344     $        -              11
Internal Audit                                       514          16            498              -              22
Aviation                                              45           -             45              -              14
Government Affairs                                   332           4            328              -              15
Corporate and Employee Communications              1,152          31          1,121              -              43
Legal                                              2,338          75          2,263              -              33
Claims Services                                      118           -            118              -               9
Corporate Strategy and Business Development        1,147          71          1,076              -              23
Energy Supply Business Resources                   2,292           -          2,292              -             117
Energy Markets Regulated Trading & Marketing       2,934           1          2,933              -             132
Energy Supply Engineering & Environmental          1,330           -          1,330              -              66
Energy Markets Fuel Procurement                      699           -            699              -              22
Information Technology                               801           -            801              -             111
Supply Chain & Supply Chain Special Programs       2,084           -          2,084              -              88
Investor Relations                                   203          10            193              -               7
Payment & Reporting                                  538           -            538              -              28
Human Resources                                    4,067           3          4,064              -             191
Payroll                                              252           -            252              -              14
Rates and Regulation                               2,156                      2,156              -              66
Accounting, Financial Reporting and Taxes          3,408          86          3,322              -             116
Energy Delivery Engineering/Design                 3,671           -          3,671              -             188
Energy Delivery Construction, Oper & Maint         1,512           -          1,512              -              80
Fleet                                                148           -            148              -               9
Energy Delivery Marketing                            333           -            333              -              30
Customer Service                                     700           -            700              -             375
Marketing and Sales                                1,871           -          1,871              -             200
Facilities, Real Estate and Admin Services         1,293          13          1,280              -              81
Finance & Treasury                                 1,081          64          1,017              -              32
Business Unit Accounting and Budgeting             3,546           6          3,540              -             107
Receipts Processing                                  128           -            128              -               8
                                               ---------     -------     ----------     ----------     -----------
                                         TOTAL $  42,104     $   447     $   41,657     $        -           2,238
                                               =========     =======     ==========     ==========     ===========

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                       RELATIONSHIP
                                                                                       ------------
                                                         SERVICES                      A'=ASSOCIATED
           FROM WHOM PURCHASED                           PROVIDED                    NA"=NONASSOCIATED             AMOUNT
           -------------------                           --------                    -----------------        -----------------
LEGAL SERVICES
     Hogan & Hartson LLP                            Legal Services                             NA                           243
     Mayer, Brown & Platt                           Legal Services                             NA                            62
                                                                                                              -----------------
                                                    Total Legal Services                                                    305
                                                                                                              -----------------

AUDITING, TAX, CONSULTING AND ACCOUNTING SERVICES
     Arthur Andersen, LLP                           Auditing, Tax and Other Services           NA                         2,335
     Miller & Chevalier                             Auditing, Tax and Other Services           NA                            69
     Joseph Frangipane                              Auditing, Tax and Other Services           NA                            42
                                                                                                              -----------------
                                                    Total Auditing, Tax, Consulting and Other Services                    2,446
                                                                                                              -----------------

TEMPORARY PERSONNEL
     Parsons Group                                  Temporary Personnel                        NA                            56
     Ranstad                                        Temporary Personnel                        NA                            47
     Accountants On Call                            Temporary Personnel                        NA                            44
     Jean Thorne, Inc                               Temporary Personnel                        NA                            46
     Manpower                                       Temporary Personnel                        NA                            43
                                                                                                              -----------------
                                                    Total Temporary Personnel                  NA                           236
                                                                                                              -----------------

CONSULTING SERVICES
     Hagler Bailly Consulting                       Consulting Services                        NA                            57
     Harris Group Inc.                              Electric Deregulation Consulting           NA                           161
     IBM Global Services                            Computer Services Consulting               NA                           160
     Indus International                            Supply Chain Consulting                    NA                            58
     Lawrence D. Lemon Consulting                   Electric Deregulation Consulting           NA                            28
     Lehman Brothers Inc.                           Electric Deregulation Consulting           NA                           341
     Lester Baldock Consulting                      Electric Deregulation Consulting           NA                            83
     Scient                                         Consulting Services                        NA                           914
     Technology Partners Inc.                       Computer Services Consulting               NA                            67
     Towers Perrin                                  Benefits Consulting                        NA                            93
     Yorkshire Electricity                          Consulting Services                        NA                            28
     Gallup Organization                            Brand Consulting                           NA                            59
     McClain Finlon Advertising Inc.                Brand Consulting                           NA                           166
                                                                                                              -----------------
                                                    Total Consulting                                                      2,215
                                                                                                              -----------------

                                                                       Page 21a


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                       RELATIONSHIP
                                                                                       ------------
                                                         SERVICES                      A'=ASSOCIATED
           FROM WHOM PURCHASED                           PROVIDED                    NA"=NONASSOCIATED              AMOUNT
           -------------------                           --------                    -----------------        ------------------
OUTSIDE SERVICES
     Bank of New York                        Transfer Agent Fee                               NA                              55
     Hartford Life & Annuity                 Benefits                                         NA                             212
     Vanguard Fiduciary Trust Co.            Benefits Administration                          NA                              30
     Minntertainment                         Brand Sponsorship                                NA                             125
     Other (103)                             Various                                          NA                             541
                                                                                                              ------------------
                                             Total Outside Services                                                          963
                                                                                                              ------------------

                                                                              TOTAL OUTSIDE SERVICES EMPLOYED $            6,165
                                                                                                              ==================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                   EMPLOYEE PENSION AND BENEFITS--ACCOUNT 926
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

                                          DESCRIPTION                               AMOUNT
                                          -----------                        -------------------
Incentive Plan                                                               $             8,474
Pensions                                                                                  (2,894)
Supplemental Executive Retirement Plan                                                     1,432
Employee Savings Plans (401K)                                                              3,012
Post Retirement Health Care                                                                  509
Post Retirement Life Insurance                                                                92
Health and Welfare Costs for Active Employees                                              4,509
Life Insurance                                                                               206
Postemployment benefits                                                                       42
Vacation                                                                                    (263)
Bonus/Service Awards                                                                         426
Other                                                                                     (1,404)
                                                                             -------------------

                                                                             $            14,141
                                                                             ===================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                   GENERAL ADVERTISING EXPENSE--ACCOUNT 930.1
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

                          DESCRIPTION                       NAME OF PAYEE                          AMOUNT
                          -----------                       -------------                     ---------------
      Advertising                             Downtown Denver Paper                                        14
      Advertising/Printing                    Output ECS                                                   57
      Advertising                             University of Minnesota                                      60
      Advertising                             Tri-State Outdoor Media                                      10
      Advertising                             Twin Cities Public Television                                35
      Advertising                             Special Olympics                                             15
      Advertising                             Minntertainment Co.                                         125
      Advertising                             Maki & Strunc Photography                                    29
      Advertising                             KUSA TV                                                     100
      Advertising                             Internet Broadcasting                                        21
      Advertising                             Display Arts                                                 43
      Advertising                             Goldsteins                                                   66
      Advertising                             Eller Media                                                  10
      Miscellaneous Advertising               Various (75)                                                 87
                                                                                              ---------------

                                                                                    TOTAL     $           672
                                                                                              ===============

                  MISCELLANEOUS GENERAL EXPENSES--ACCOUNT 930.2
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses" classifying such expenses according to their nature. Payments and expenses permitted by Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. 441
(b)(2)) shall be separately classified.

                          DESCRIPTION                       NAME OF PAYEE                          AMOUNT
                          -----------                       -------------                     ---------------
      Miscellanous General Expenses                     Various                               $           389
      Board of Director Fees and Expenses               Various                                           904
                                                                                              ---------------

                                                                            TOTAL             $         1,293
                                                                                              ===============

                                                                       Page 23a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000


                               RENTS--ACCOUNT 931
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

                       TYPE OF PROPERTY                                                           AMOUNT
                       ----------------                                                       ---------------
      Rents - Office Space                                                                    $         4,364
                                                                                              ---------------

                                                                              TOTAL           $         4,364
                                                                                              ===============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                   TAXES OTHER THAN INCOME TAXES--ACCOUNT 408
                             (thousands of dollars)

INSTRUCTIONS: Provide an analysis of Account 408 "Taxes Other Than Income Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

DESCRIPTION                                                                              AMOUNT
-----------                                                                         ----------------
Other Than U.S. Government Taxes:
     State Unemployment Taxes                                                       $             15
     Denver City Tax                                                                              19
                                                                                    ----------------
                                                                           SUBTOTAL               34
                                                                                    ----------------

U.S. Government Taxes:
     Social Security Taxes                                                                     3,936
     Federal Unemployment Taxes                                                                   17
                                                                                    ----------------
                                                                           SUBTOTAL            3,953
                                                                                    ----------------

                                                                              TOTAL $          3,987
                                                                                    ================

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                            DONATIONS--ACCOUNT 426.1
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                                                  PURPOSE OF DONATION                                       AMOUNT
-----------------                                                  -------------------                                       -------
Como Park                                               Contribution to suppert community assistance                              10
American Red Cross                                      Contribution to support community assistance                               5
Community Emergency Service                             Contribution to support community assistance                              10
CVIC                                                    Contribution to support community assistance                               5
East Side Neighborhood                                  Contribution to support community assistance                              25
Episcopal Community Services                            Contribution to support community assistance                              10
Human Services Inc.                                     Contribution to support community assistance                               3
Lennox Gold Progress Park                               Contribution to support community assistance                               4
Lutheran Social Services                                Contribution to support community assistance                              20
Minneapolis Area Emergency                              Contribution to support community assistance                              15
Minnesota Council of Business                           Contribution to support community assistance                              15
Our Saviour's Housing                                   Contribution to support community assistance                               4
Pacer Center Inc.                                       Contribution to support community assistance                               5
Park Avenue Foundation                                  Contribution to support community assistance                               5
People Inc.                                             Contribution to support community assistance                               3
Phyllis Wheatley Community Center                       Contribution to support community assistance                               8
Pillsbury Neighborhood Services                         Contribution to support community assistance                               4
Salvation Army Heat Share                               Contribution to support community assistance                             125
Second Harvest Food Bank                                Contribution to support community assistance                               5
Southside Family Nurturing                              Contribution to support community assistance                               3
St. Paul Chamber of Commerce                            Contribution to support community assistance                              17
Store to Door                                           Contribution to support community assistance                               6
Urban League - Minneapolis                              Contribution to support community assistance                              10
Valley Memorial Homes                                   Contribution to support community assistance                               4
Winona ORC Industries Inc.                              Contribution to support community assistance                              15
Greater Minneapolis Day Care                            Contribution to support day care                                           8
Catholic Charities                                      Contribution to support day centers                                       27
Iowa State University                                   Contribution to support Education                                          3
Junior Achievement                                      Contribution to support Education                                          3
Minnesota Academy of Science                            Contribution to support Education                                          5
Northwestern College                                    Contribution to support Education                                          7
South Dakota State University                           Contribution to support Education                                          7
St. Cloud University                                    Contribution to support Education                                         25
St. John's University                                   Contribution to support Education                                         10
United Negro College                                    Contribution to support Education                                         17
University of Minnesota                                 Contribution to support Education                                         16
University of St. Thomas                                Contribution to support Education                                          4
American Indian OIC                                     Contribution to support Ethnic Groups                                     10


                                                                        Page 25a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                            DONATIONS--ACCOUNT 426.1
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                                                  PURPOSE OF DONATION                                       AMOUNT
-----------------                                                  -------------------                                       -------
Clues Chicanos Latinos Unidos                           Contribution to support Ethnic Groups                                     25
English Learning Center for Minneapolis                 Contribution to support Ethnic Groups                                      3
Hispanos En Minnesota                                   Contribution to support Ethnic Groups                                      5
St. Paul Area Council of Indian Affairs                 Contribution to support Ethnic Groups                                      4
Woodrow Wilson International                            Contribution to support fundraiser                                        10
Dell Rapids Community Hospital                          Contribution to support Hospital                                           3
Glacial Ridge Hospital                                  Contribution to support Hospital                                           3
Minnesota Environmental                                 Contribution to support memebership                                        8
Dakota Area Resources                                   Contribution to support service coordination                               5
Minnesota State University                              Contribution to support student scholarships                               3
Chamber Music Society of Minnesota                      Contribution to support the Arts                                          10
Guthrie Theather                                        Contribution to support the Arts                                          11
Minnesota Museum of Art                                 Contribution to support the Arts                                           4
Penubra Theatre                                         Contribution to support the Arts                                          15
Plains Art Museum                                       Contribution to support the Arts                                           5
St. Paul Festival and Heritage Foundation               Contribution to support the Arts                                          13
United Arts                                             Contribution to support the Arts                                           3
Texas Tech Foundation, Inc                              Contribution to support the building of Spirit Areana-Lubbuck             20
St. Paul Public Schools                                 Contribution to support the Fresh Force Progam                             3
Minnesota Aids Project                                  Contribution to support transitional housing                              11
United Way                                              Contribution to support United Way                                       291
YMCA-Greater St. Paul                                   Contribution to support YMCA                                              50
Boys and Girls Club                                     Contribution to support young people                                      10
Children's Safety Centers                               Contribution to support young people                                       8
South Dakota 4-H Assoc.                                 Contribution to support young people                                       3
Storefront Youth Action                                 Contribution to support young people                                      15
Twin Valley Council Boy Scouts                          Contribution to support young people                                       3
Youth Trust                                             Contribution to support young people                                       5
Bridging Inc.                                           Contributions to support various                                           5
City of St. Michael                                     Contributions to support various                                           3
Democratic Legislative Programs                         Contributions to support various                                          60
Hmong Union Corporation                                 Contributions to support various                                          18
Juel Fairbanks Chemical                                 Contributions to support various                                          15
Resource Inc.                                           Contributions to support various                                           5
Seward Redesign Inc.                                    Contributions to support various                                           3
WACOSA                                                  Contributions to support various                                          10

Xcel Foundation                                         Contribution to support the activities of the organization               968

Other (418)                                                                                                                      179

                                                                                                                         -----------

                                                                                                                TOTAL    $     2,293
                                                                                                                         ===========

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                         OTHER DEDUCTIONS--ACCOUNT 426.5
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount include in Account 426.5, "Other Deductions", classifying such expenses according to their nature.


DESCRIPTION                             NAME OF PAYEE                                                    AMOUNT
-----------                             -------------                                                 ------------
Expenditures for Certain Civic,         Company employee and administrative costs
  Political & Related Activities          for civic, political and related activities (612 items)     $      1,324

                                                                                                      ------------
                                                                                                TOTAL $      1,324
                                                                                                      ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                  For the Five Months Ended December 31, 2000

                  SCHEDULE XVIII--NOTES TO STATEMENT OF INCOME


The Statements of Income and related detailed schedules includes accounts as specified by the Federal Energy Regulatory Commission ("FERC"). The following summarizes accounts by major type of expense categories as classified under the FERC Uniform System of Accounts.


CATEGORY                                                                        ACCOUNTS
--------                                                                        --------
Power Production Expenses, Steam Power Generation                                500-515
Power Production Expenses, Nuclear Power Generation                              517-532
Power Production Expenses, Hydraulic Power Generation                            535-545
Power Production Expenses, Other Power Generation                                546-554
Power Production Expenses, Other Power Supply                                    555-557
Electric Transmission Expenses                                                   560-574
Electric Distribution Expenses                                                   580-598
Manufactured Gas Production                                                      710-742
Natural Gas Production Expenses, Other Gas Supply                                799-813
Natural Gas Storage Expenses, Underground Storage                                814-839
Natural Gas Storage Expenses, Other Storage                                      840-844
Gas Transmission Expenses                                                        850-870
Gas Distribution Expenses                                                        871-895
Customer Account Expenses                                                        901-910
Sales Expenses                                                                   911-917
Administrative and General Expenses                                              920-935

Also, see Notes to Financial Statements on pages 14-14e, for additional Notes to Statement of Income.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                   For the Five Months Ended December 31, 2000

                       ORGANIZATION CHART (SUMMARY LEVEL)

                  ORGANIZATION CHART                                       SERVICE FUNCTION
                  ------------------                                       ----------------
Chairman                                                                   Executive Management Services
President, CEO                                                             Executive Management Services
       Financial and Support Services-CFO                                  Accounting, Fin Reporting, Taxes
             Accounting                                                    Accounting, Fin Reporting, Taxes
                  Accounts Payable                                         Payment & Reporting
                  Payroll                                                  Payroll
             Internal Audit                                                Internal Audit
             Investor/Shareholder Services                                 Investor Relations
             Finance and Treasury                                          Finance and Treasury
                  Receipts Processing                                      Receipts Processing
       General Counsel                                                     Legal
             Claims Services                                               Claims Services
             Regulatory and Governmental Affairs - Vice-President          Rates and Regulation
                  Regulatory Administration                                Rates and Regulation
                  Government Affairs                                       Government Affairs
       Shared Services - Chief Administration Officer                      Executive Management Services
             Human Resources                                               Human Resources
             Communications                                                Corporate and Employee Communications
             Supply Chain                                                  Supply Chain and S. Chain Special Programs
             Facilities and Real Estate                                    Facilities and Real Estate
             Aviation                                                      Aviation
             Information Technology                                        Information Technology
       Energy Markets - President                                          Energy Mkts Reg Trading & Mktg
             Energy Markets Regulated Trading & Marketing                  Energy Mkts Reg Trading & Mktg
                  Energy Markets Fuel Procurement                          Energy Markets Fuel Procurement
             Energy Markets - Vice-President/CFO                           Business Unit Acctg & Budgeting
       Energy Supply - President                                           Business Unit Acctg & Budgeting
             Energy Supply Business Resources                              Business Unit Acctg & Budgeting
             Energy Supply Engineering & Environmental                     Energy Supply Engineering & Environmental
       Delivery - President                                                Business Unit Acctg & Budgeting
             Energy Delivery Asset Management                              Business Unit Acctg & Budgeting
             Energy Delivery Engineering/Design                            Energy Delivery Engineering/Design
             Energy Delivery Construction, Oper & Maint                    Energy Delivery Constr, Oper & Maint
             Fleet                                                         Fleet
             Energy Delivery Marketing                                     Energy Delivery Marketing
       Retail - President                                                  Business Unit Acctg & Budgeting
             Retail - Controller                                           Business Unit Acctg & Budgeting
             Marketing and Sales                                           Marketing and Sales
             Customer Service                                              Customer Sales
       Enterprises - President                                             Corp Strategy & Business Development
             Corporate Strategy and Business Development                   Corp Strategy & Business Development

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                              METHODS OF ALLOCATION


         REVENUE RATIO - Based on the sum of the monthly revenue amounts for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         EMPLOYEE RATIO - Based on the number of employees at the end of the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         TOTAL ASSETS RATIO, WITH 15 PERCENT OF ASSETS ASSIGNED TO XCEL ENERGY INC. - Based on the total assets as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. Xcel Energy Inc. will be assigned fifteen percent of the total assets. This ratio will be determined annually, or at such time as may be required due to significant changes.

         TOTAL ASSETS RATIO - Based on the total assets as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         SQUARE FOOTAGE RATIO - Based on the total square footage as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         INVOICE TRANSACTION RATIO - Based on the sum of the monthly number of invoice transactions processed for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         CUSTOMER BILLS RATIO - Based on the average of the monthly total number of customer bills issued during the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such a time as may be required due to significant changes.

         MWH GENERATION RATIO - Based on the sum of the monthly electric MWh generated during the prior year ending December 31, the numerator of which is for an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

                                                                       Page 29a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                              METHODS OF ALLOCATION


         TOTAL MWH SALES RATIO - Based on the sum of the monthly electric MWh hours sold during the prior year ending December 31, the numerator of which is for an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This includes sales to ultimate customers, wholesale customers, and non-requirement sales for resale. This ratio will be determined annually, or at such time as may be required due to significant changes.

         CUSTOMERS RATIO - Based on the average of the monthly total electric customers (and/or gas customers, or residential, business and large commercial and industrial customers where applicable) for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         LABOR DOLLARS RATIO - Based on the XES department (performing center) labor dollars charged to Operating companies and other affiliates for the month. The numerator of which is the labor dollars charged to an Operating Company or affiliate company and the denominator of which is for all Operating Companies and affiliate companies charged by the department for the month.

         DELIVERY SERVICES GROSS PLANT RATIO - Based on transmission and distribution gross plant for the Delivery Business unit, both electric and gas for the prior year ending December 31, the numerator of which is an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

                   For the Five Months Ended December 31, 2000



         The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2000:

         In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Xcel Energy Services Inc. (XES) submits the following information on the billing of interest on borrowed funds to associated companies for the year 2000:

          A. Amount of interest billed to associate companies is contained on page 16, Analysis of Billing.

          B. Amount of interest XES pays Xcel Energy Inc. is based on Xcel Energy's weighted cost of debt adjusted for their commitment (facilities) fees. Interest is billed to associate companies based on the allocation factor for Finance and Treasury, which is the average of the Revenue Ratio, Total Asset Ratio and Employee Ratio.

                                                                         Page 31
                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                                SIGNATURE CLAUSE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.





                                 Xcel Energy Services Inc.
                                 -----------------------------------
                                 (Name of Reporting Company)

                                 By: /s/ David E. Ripka
                                 -----------------------------------
                                 (Signature of Signing Officer)

                                 David E. Ripka, Vice President and Controller
                                 -----------------------------------
                                 (Printed Name and Title of Signing Officer)


Date: April 30, 2001